                                                                    EXHIBIT 10.7

--------------------------------------------------------------------------------

                                  $136,000,000

                                CREDIT AGREEMENT

                                     among

                          DIRECTED ELECTRONICS, INC.,
                                  as Borrower,

        THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF,
                                  as Lenders,

                                      and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                            as Administrative Agent,

                           CIBC WORLD MARKETS CORP.,
                             as Syndication Agent,

                                      and

                          ANTARES CAPITAL CORPORATION,
                      GENERAL ELECTRIC CAPITAL CORPORATION
                                      and
                            WELLS FARGO BANK, N.A.,
                           as Co-Documentation Agents

                           Dated as of June 17, 2004

                         WACHOVIA CAPITAL MARKETS, LLC
                                      and
                            CIBC WORLD MARKETS, LLC,
                  as Co-Lead Arrangers and Joint Book Runners

--------------------------------------------------------------------------------

                                               TABLE OF CONTENTS

                                                                                                         PAGE
SECTION 1  DEFINITIONS................................................................................      2
      1.1      Certain Defined Terms..................................................................      2
      1.2      Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.....     30
      1.3      Other Definitional Provisions and Rules of Construction................................     30
      1.4      Time References........................................................................     31

SECTION 2  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS.................................................     31
      2.1      Revolving Loans........................................................................     31
      2.2      Term Loan..............................................................................     33
      2.3      Letter of Credit Subfacility...........................................................     35
      2.4      Swingline Loan Subfacility.............................................................     38
      2.5      Incremental Facility...................................................................     40
      2.6      Fees...................................................................................     41
      2.7      Commitment Reductions..................................................................     42
      2.8      Prepayments............................................................................     42
      2.9      Default Rate and Payment Dates.........................................................     46
      2.10     Conversion Options.....................................................................     47
      2.11     Computation of Interest and Fees.......................................................     47
      2.12     Pro Rata Treatment and Payments........................................................     49
      2.13     Non-Receipt of Funds by Administrative Agent...........................................     51
      2.14     Inability to Determine Interest Rate...................................................     52
      2.15     Illegality.............................................................................     52
      2.16     Requirements of Law....................................................................     53
      2.17     Indemnity..............................................................................     54
      2.18     Taxes..................................................................................     54
      2.19     Indemnification; Nature of Issuing Lender's Duties.....................................     56

SECTION 3  [RESERVED].................................................................................     58

SECTION 4  CONDITIONS PRECEDENT.......................................................................     58
      4.1      Conditions to Closing Date.............................................................     58
      4.2      Conditions to All Extensions of Credit.................................................     64

SECTION 5  BORROWER'S REPRESENTATIONS AND WARRANTIES..................................................     65
      5.1      Organization, Powers, Qualification, Good Standing, Business and Subsidiaries..........     65
      5.2      Authorization of Borrowing, etc........................................................     66
      5.3      Financial Condition....................................................................     67
      5.4      No Material Adverse Change; No Restricted Payments.....................................     68
      5.5      Title to Properties; Liens; Real Property..............................................     68
      5.6      Litigation; Adverse Facts..............................................................     69
      5.7      Payment of Taxes.......................................................................     69
      5.8      Performance of Agreements; Materially Adverse Agreements; Material Contracts...........     69
      5.9      Governmental Regulation................................................................     70

      5.10     Securities Activities..................................................................     70
      5.11     Employee Benefit Plans.................................................................     70
      5.12     Certain Fees...........................................................................     71
      5.13     Environmental Protection...............................................................     71
      5.14     Employee Matters.......................................................................     72
      5.15     Solvency...............................................................................     72
      5.16     Matters Relating to Collateral.........................................................     72
      5.17     Disclosure.............................................................................     73
      5.18     Use of Proceeds........................................................................     73
      5.19     Foreign Assets Control Regulations, Etc................................................     74
      5.20     Insurance..............................................................................     74

SECTION 6  BORROWER'S AFFIRMATIVE COVENANTS...........................................................     74
      6.1      Financial Statements and Other Reports.................................................     74
      6.2      Corporate Existence, etc...............................................................     79
      6.3      Payment of Taxes and Claims; Tax Consolidation.........................................     79
      6.4      Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation
               Proceeds...............................................................................     79
      6.5      Inspection Rights; Audits of Inventory and Accounts Receivable; Lender Meeting; Books
               and Records............................................................................     82
      6.6      Compliance with Laws, etc..............................................................     82
      6.7      Environmental Review and Investigation, Disclosure, Etc.; Borrower's Actions Regarding
               Hazardous Materials Activities, Environmental Claims and Violations of Environmental
               Laws...................................................................................     82
      6.8      Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain
               Subsidiaries and Future Subsidiaries...................................................     85
      6.9      Conforming Leasehold Interests; Matters Relating to Additional Real Property
               Collateral.............................................................................     86
      6.10     Deposit Accounts and Cash Management Systems...........................................     86
      6.11     Interest Rate Cap......................................................................     87
      6.12     Intellectual Property..................................................................     87
      6.13     Post Closing Covenants.................................................................     89

SECTION 7  BORROWER'S NEGATIVE COVENANTS..............................................................     89
      7.1      Indebtedness...........................................................................     90
      7.2      Liens and Related Matters..............................................................     91
      7.3      Investments; Joint Ventures............................................................     92
      7.4      Contingent Obligations.................................................................     92
      7.5      Restricted Payments....................................................................     93
      7.6      Financial Covenants....................................................................     94
      7.7      Restriction on Fundamental Changes; Asset Sales and Acquisitions.......................     95
      7.8      Consolidated Capital Expenditures......................................................     96
      7.9      Restriction on Leases..................................................................     96
      7.10     Sales and Lease Backs..................................................................     97
      7.11     Sale or Discount of Receivables........................................................     97
      7.12     Transactions with Shareholders and Affiliates..........................................     97
      7.13     Disposal of Subsidiary Stock...........................................................     98
      7.14     Conduct of Business....................................................................     98

      7.15     Amendments or Waivers of Related Agreements............................................     98
      7.16     Fiscal Year; Accounting Policies.......................................................     99
      7.17     No Acquisition of Real Estate..........................................................     99
      7.18     Restrictions on Holdings...............................................................     99

SECTION 8  EVENTS OF DEFAULT..........................................................................     99
      8.1      Failure to Make Payments When Due......................................................     99
      8.2      Default in Other Agreements............................................................    100
      8.3      Breach of Certain Covenants............................................................    100
      8.4      Breach of Warranty.....................................................................    100
      8.5      Other Defaults Under Loan Documents....................................................    100
      8.6      Involuntary Bankruptcy; Appointment of Receiver, etc...................................    101
      8.7      Voluntary Bankruptcy; Appointment of Receiver, etc.....................................    101
      8.8      Judgments and Attachments..............................................................    101
      8.9      Dissolution............................................................................    102
      8.10     Employee Benefit Plans.................................................................    102
      8.11     Change in Control......................................................................    102
      8.12     Invalidity of Subsidiary Guaranty or Holdings Guaranty; Failure of Security;
               Repudiation of Obligations.............................................................    102
      8.13     Hedge Agreements.......................................................................    103
      8.14     Subordinated Notes.....................................................................    103

SECTION 9  ADMINISTRATIVE AGENT.......................................................................    104
      9.1      Appointment............................................................................    104
      9.2      Delegation of Duties...................................................................    104
      9.3      Exculpatory Provisions.................................................................    105
      9.4      Reliance by Administrative Agent.......................................................    105
      9.5      Notice of Default......................................................................    106
      9.6      Non-Reliance on Administrative Agent and Other Lenders.................................    106
      9.7      Indemnification........................................................................    107
      9.8      Administrative Agent in Its Individual Capacity........................................    107
      9.9      Successor Administrative Agent.........................................................    107
      9.10     Other Agents...........................................................................    108

SECTION 10  MISCELLANEOUS.............................................................................    108
      10.1     Successors and Assigns; Participations; Purchasing Lenders.............................    108
      10.2     Expenses...............................................................................    111
      10.3     Indemnity..............................................................................    112
      10.4     Set-Off; Security Interest in Deposit Accounts.........................................    113
      10.5     Ratable Sharing........................................................................    114
      10.6     Amendments and Waivers.................................................................    114
      10.7     Independence of Covenants..............................................................    116
      10.8     Notices................................................................................    116
      10.9     Survival of Representations, Warranties and Agreements.................................    118
      10.10    Failure or Indulgence Not Waiver; Remedies Cumulative..................................    118
      10.11    Marshalling; Payments Set Aside........................................................    118
      10.12    Severability...........................................................................    119
      10.13    Obligations Several; Independent Nature of Lenders' Rights.............................    119

      10.14    Headings...............................................................................    119
      10.15    Applicable Law.........................................................................    119
      10.16    Successors and Assigns.................................................................    119
      10.17    Consent to Jurisdiction and Service of Process.........................................    120
      10.18    Waiver of Jury Trial...................................................................    120
      10.19    Confidentiality........................................................................    121
      10.20    Lead Arranger, Bookrunner, Documentation Agent and Syndication Agent...................    122
      10.21    Counterparts; Effectiveness............................................................    122
      10.22    Patriot Act Notice.....................................................................    122

EXHIBITS

Exhibit I           FORM OF ACCOUNT DESIGNATION LETTER
Exhibit II          FORM OF NOTICE OF BORROWING
Exhibit III         FORM OF NOTICE OF CONVERSION/CONTINUATION
Exhibit IV          FORM OF SECRETARY'S CERTIFICATE
Exhibit V           FORM OF REVOLVING NOTE
Exhibit VI          FORM OF TERM LOAN NOTE
Exhibit VII         FORM OF SWINGLINE NOTE
Exhibit VIII        FORM OF COMPLIANCE CERTIFICATE
Exhibit XI          FORM OF COMMITMENT TRANSFER SUPPLEMENT
Exhibit XII         FORM OF TAX EXEMPT CERTIFICATE
Exhibit XIII        FORM OF SOLVENCY CERTIFICATE
Exhibit XIV         FORM OF PLEDGE AGREEMENT
Exhibit XV          FORM OF SECURITY AGREEMENT
Exhibit XVI         FORM OF HOLDINGS GUARANTY
Exhibit XVII        FORM OF SUBSIDIARY GUARANTY
Exhibit XVIII       FORM OF COLLATERAL ACCESS AGREEMENT

SCHEDULES

Schedule 1.1(a)     EBITDA ADDBACKS
Schedule 2.1(a)     LENDERS' COMMITMENTS
Schedule 4.1(k)     CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT
Schedule 5.1        SUBSIDIARIES OF BORROWER
Schedule 5.5A       INTELLECTUAL PROPERTY
Schedule 5.5B       REAL PROPERTY
Schedule 5.8        MATERIAL CONTRACTS
Schedule 5.11       CERTAIN EMPLOYEE BENEFIT PLANS
Schedule 5.13       ENVIRONMENTAL MATTERS
Schedule 5.20       INSURANCE
Schedule 6.10       DEPOSIT ACCOUNTS
Schedule 7.2        CERTAIN EXISTING LIENS
Schedule 7.3        CERTAIN EXISTING INVESTMENTS
Schedule 7.4        CERTAIN EXISTING CONTINGENT OBLIGATIONS
Schedule 10.8       LENDERS' LENDING OFFICES

                           DIRECTED ELECTRONICS, INC.

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT is dated as of June 17, 2004 and entered into by and among DIRECTED ELECTRONICS, INC., a California corporation (the "Borrower"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), and WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), as administrative agent for Lenders (in such capacity, "Administrative Agent").

                                 R E C I T A L S

      WHEREAS, Borrower has requested that Lenders make loans and other financial accommodations to Borrower in an aggregate principal amount of up to $136,000,000, as more particularly described herein;

      WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, the proceeds of which will be used to (i) refinance certain existing Indebtedness of Borrower, (ii) pay a one-time dividend to the shareholders of Borrower, (iii) pay any costs, fees and expenses in connection with this Agreement and (iv) provide for the working capital and general corporate requirements of Borrower and its Subsidiaries, including certain capital expenditures and Permitted Acquisitions;

      WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the capital stock of each of its domestic Subsidiaries and 65% of its foreign Subsidiaries; and

      WHEREAS, Holdings and all of the domestic Subsidiaries of Borrower have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of their respective real, personal and mixed property, including a pledge of all of the capital stock of each of their respective domestic Subsidiaries and 65% of their respective foreign Subsidiaries:

      NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Administrative Agent agree as follows:

                                   SECTION 1

                                  DEFINITIONS

      1.1 CERTAIN DEFINED TERMS.

      The following terms used in this Agreement shall have the following meanings:

      "ABR Default Rate" shall have the meaning set forth in Section 2.9.

      "Account Designation Letter" shall mean the Notice of Account Designation Letter dated the Closing Date from Borrower to Administrative Agent in substantially the form attached hereto as Exhibit I.

      "Accounts" means all present and future rights of Borrower to payment for goods sold or leased or for services rendered (including any such rights evidenced by instruments or chattel paper), whether due or to become due, whether now existing or hereinafter arising and wherever arising, and whether or not they have been earned by performance.

      "Additional Loan" shall have the meaning set forth in Section 2.5.

      "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Section 9.9.

      "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to (i) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise or (ii) vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors of such Person.

      "Agents" means, collectively, Administrative Agent and Syndication Agent.

      "Agreement" means this Credit Agreement dated as of June 17, 2004, as amended, amended modified or supplemented from time to time in accordance with its terms.

      "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:
"Prime Rate" shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and "Federal

Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

      "Alternate Base Rate Loans" shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

      "Applicable Percentage" shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are LIBOR Rate Loans and for the Letter of Credit Fee shall be the percentage set forth under the column "LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee", (b) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin for Revolving Loans", (c) Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column "LIBOR Rate Margin for Term Loans", (d) Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin for Term Loans", and (e) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee":

                                      LIBOR RATE
                                      MARGIN FOR
                                       REVOLVING  ALTERNATE BASE
             CONSOLIDATED TOTAL        LOANS AND   RATE MARGIN       LIBOR RATE    ALTERNATE BASE
                  LEVERAGE             LETTER OF  FOR REVOLVING   MARGIN FOR TERM    RATE MARGIN   COMMITMENT
LEVEL              RATIO              CREDIT FEE      LOANS            LOANS       FOR TERM LOANS     FEE
-----  -----------------------------  ----------  --------------  ---------------  --------------  ----------
  I    < or = 3.00 to 1.0                2.75%          1.75%           4.00%             3.00%      0.375%

 II    > 3.00 to 1.0 but                 3.00%          2.00%           4.00%             3.00%       0.50%
       < or = 3.75 to 1.0

 III   > 3.75 to 1.0 but                 3.25%          2.25%           4.00%             3.00%       0.50%
       < or = 4.50 to 1.0

 IV    > 4.50 to 1.0                     3.50%          2.50%           4.25%             3.25%       0.50%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which Administrative Agent has received from Borrower the quarterly financial information and certifications required to be delivered to Administrative Agent and Lenders in accordance with the provisions of Sections 6.1(i) and 6.1(iii) (each an "Interest Determination Date"). Subject to the last sentence of this definition, such Applicable

Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding the foregoing, the initial Applicable Percentages shall be set at Level IV until the first Interest Determination Date to occur after December 31, 2004. If Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 6.1(i) and 6.1(iii), the Applicable Percentage shall, on the date five (5) Business Days after the date by which Borrower was so required to provide such financial information and certifications to Administrative Agent and Lenders, be based on Level IV until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Consolidated Total Leverage Ratio.

      "Approved Fund" shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

      "Asset Sale" means the sale by Borrower or any of its Subsidiaries to any Person other than Borrower or any of its wholly-owned Subsidiaries of (i) any of the capital stock of any of Borrower's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets in an aggregate amount not to exceed $200,000 in any fiscal year).

      "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

      "Bankruptcy Event" shall mean any of the events described in Section 8.6 or 8.7.

      "Borrower" means DEI.

      "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term "Business Day" shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

      "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

      "Cash" means money, currency or a credit balance in a Deposit Account.

      "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

      "Class" means, as applied to Lenders, each of the following two classes of
Lenders: (i) Lenders having Term Loan Exposure and (iii) Lenders having Revolving Loan Exposure.

      "Closing Date" means the date of this Agreement.

      "Co-Lead Arrangers" means Wachovia Capital Markets, LLC and CIBC World Markets, LLC, as co-lead arrangers and joint book runners.

      "Collateral" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

      "Collateral Access Agreement" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any Inventory of any Loan Party, substantially in the form of Exhibit XVIII annexed hereto with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

      "Collateral Account" has the meaning assigned to that term in the Security Agreement.

      "Collateral Documents" means the Pledge Agreement, the Security Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

      "Commitment" shall mean the Revolving Commitment, the LOC Commitment, the Term Loan Commitment and the Swingline Commitment, individually or collectively, as appropriate.

      "Commitment Fee" shall have the meaning set forth in Section 2.6(a).

      "Commitment Percentage" shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

      "Commitment Period" shall mean (a) with respect to Revolving Loans, the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is 5 days prior to the Revolving Commitment Termination Date.

      "Commitment Transfer Supplement" shall mean a Commitment Transfer Supplement, in substantially the form of Exhibit XI.

      "Compliance Certificate" means a certificate substantially in the form of
Exhibit VIII annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iii).

      "Confidential Information Memorandum" means that certain Confidential Information Memorandum relating to Borrower dated May, 2004.

      "Conforming Leasehold Interest" means any Leasehold Property as to which the lessor has agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

      "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the capital stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower.

      "Consolidated Current Assets" means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

      "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital Leases.

      "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (a) Consolidated Net Income plus to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) management fees paid to Trivest pursuant to the Trivest Management Agreement to the extent permitted by Section 7.12, (vi) other non-recurring and non-cash items reducing Consolidated Net Income in an aggregate amount not to exceed $3,000,000 and (vii) other one-time add-backs set forth on Schedule 1.1(a) attached hereto (it being understood that such one-time add-backs shall roll-off on a quarterly basis and shall not affect Consolidated EBITDA after one year following the Closing Date), less (b) interest income and any non-operating, non-recurring and non-operating, non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; provided that in calculating any such items for such period, any Asset Sales or other acquisitions or dispositions of assets during such period shall have been deemed to have occurred on the first day of such period.

      "Consolidated Excess Cash Flow" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures, (c) Consolidated Interest Expense and (d) the provision for current taxes based on income of Borrower and its Subsidiaries and payable in cash with respect to such period.

      "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense to the extent payable in cash, (ii) cash payments for taxes based on income (excluding cash payments on taxes resulting from that certain one-time settlement in favor of the Borrower in the amount of approximately $6,500,000 from Toyota Motor Corporation), and (iii) all scheduled principal payments to be made by Borrower or any of its Subsidiaries (whether or not such payments are actually made) on all Indebtedness of Borrower and its Subsidiaries (including, without limitation, the principal component of all Capital Leases), all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; provided that, solely with respect to clauses (i) and (iii) above, (a) such components of Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the first complete Fiscal Quarter after the Closing Date shall be such components of Consolidated Fixed Charges for such Fiscal Quarter multiplied by four, (b) such components of Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the second complete Fiscal Quarter after the Closing Date shall be such components of Consolidated Fixed Charges for the first two complete Fiscal Quarters after the Closing Date multiplied by two, and (c) such components of Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the third complete Fiscal Quarter after the Closing Date shall be such components of Consolidated Fixed Charges for the first three complete Fiscal Quarters after the Closing Date multiplied by four-thirds.

      "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

      "Consolidated Net Income" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (iv) (to the extent not included in clauses (i) through (iii) above) any net extraordinary gains or net non-cash extraordinary losses.

      "Consolidated Net Worth" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Borrower and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

      "Consolidated Senior Debt" means, as at any date of determination, all Consolidated Total Debt that is not subordinated in right of payment to the Obligations.

      "Consolidated Senior Leverage Ratio" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Senior Debt as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

      "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      "Consolidated Total Leverage Ratio" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

      "Consolidated Working Capital" means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

      "Consolidated Working Capital Adjustment" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

      "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

      "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

      "Defaulting Lender" shall mean, at any time, any Lender that, at such time
(a) has failed to make a Loan required pursuant to the term of this Agreement, including the funding of a Participation Interest in accordance with the terms hereof or (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement.

      "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

      "DEI" means Directed Electronics, Inc., a California corporation.

      "Dividend Transaction" shall mean distributions by Holdings in connection with the closing of this Agreement consisting of the following: (a) a dividend payment in an amount not to exceed $72,250,000 to certain equity owners of Holdings, (b) a dividend payment in an amount not to exceed $28,915,000 to certain equity owners of Holdings that have converted junior subordinated notes,
(c) a payment in an amount not to exceed $8,870,000 to certain warrant holders pursuant to the terms of such warrants and (d) an equity gain share payment in an amount not to exceed $1,285,000.

      "Dollars" and the sign "$" mean the lawful money of the United States of America.

      "Domestic Lending Office" shall mean, initially, the office of each Lender designated as such Lender's Domestic Lending Office shown on Schedule 10.8; and thereafter, such other office of such Lender (within the United States) as such Lender may from time to time specify to Administrative Agent and Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

      "Employee Benefit Plan" means any "employee benefit plan" as defined in
Section 3(3) of ERISA which is or was maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

      "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

      "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et
seq) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C.
Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

      "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;
(iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to
Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under
Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan;
(x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

      "Eurodollar Reserve Percentage" shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

      "Event of Default" means each of the events set forth in Section 8.

      "Exchange Act" means the Securities Exchange Act of 1934.

      "Extension of Credit" shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

      "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors.

      "Federal Funds Effective Rate" shall have the meaning set forth in the definition of "Alternate Base Rate".

      "Fee Letter" shall mean the letter agreement dated May 21, 2004, addressed to Borrower from Agents and Co-Lead Arrangers, as amended, modified or otherwise supplemented.

      "Financial Plan" has the meaning assigned to that term in subsection
6.1(x).

      "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

      "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

      "Fiscal Year" means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

      "Flood Hazard Property" means a Real Property Asset located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

      "Fronting Fee" shall have the meaning set forth in Section 2.6(b).

      "Funded Debt", as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

      "Funding Date" means the date of the funding of a Loan.

      "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

      "Government Acts" shall have the meaning set forth in Section 2.19.

      "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

      "Guaranties" means the Holdings Guaranty and the Subsidiary Guaranty.

      "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

      "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

      "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

      "Hedge Agreement Provider" shall mean any Person that enters into a Secured Hedge Agreement with a Loan Party or any of its Subsidiaries that is permitted by Section 7.1(v) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedge Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

      "Holdings" means DEI Holdings, Inc., a Florida corporation.

      "Holdings Guaranty" means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XVI annexed hereto, as such Holdings Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

      "Incremental Facility" shall have the meaning set forth in Section 2.5.

      "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is
(a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and
(v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute
(X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

      "Indemnitee" has the meaning assigned to that term in subsection 10.3.

      "Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, trademarks, tradenames, service marks, copyrights, technology, know-how and proprietary techniques (including processes and substances) used in or necessary for the conduct of the business of Borrower and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries, taken as a whole.

      "Interest Payment Date" shall mean, commencing after June 30, 2004, (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each date that is three (3) calendar months after the first day of such Interest Period and (ii) the last day of such Interest Period.

      "Interest Period" shall mean, with respect to any LIBOR Rate Loan,

            (i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months (or nine or twelve months if available to all Lenders) thereafter, as selected by Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

            (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months (or nine or twelve months if available to all Lenders) thereafter, as selected by Borrower by irrevocable notice to Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

                  (A) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (B) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

                  (C) if Borrower shall fail to give notice as provided above,
            Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

                  (D) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to the Term Loans, no Interest Period shall extend beyond any principal amortization payment date unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

                  (E) no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

      "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

      "Inventory" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

      "Investment" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person other than Borrower or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

      "IP Collateral" means, collectively, the Collateral consisting of rights in or to Intellectual Property under the Security Agreement.

      "Issuing Lender" shall mean Wachovia.

      "Issuing Lender Fees" shall have the meaning set forth in Section 2.6(c).

      "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

      "Key-Man Insurance" shall have the meaning set forth in Section 6.13(a).

      "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, (ii) to the matters contained in a Collateral Access Agreement, and (iii) to such other matters relating to such Leasehold Property as the Administrative Agent may reasonably request.

      "Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

      "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement and any Person that becomes a Lender hereunder pursuant to Section 2.5 or Section 10.1(c), together with their successors and permitted assigns pursuant to Section 10.1, and the term "Lenders" shall include Swingline Lender unless the context otherwise requires.

      "Letter of Credit" shall mean any letter of credit issued by Issuing Lender pursuant to the terms hereof as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

      "Letter of Credit Fee" shall have the meaning set forth in Section 2.6(b).

      "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrower (including any such reimbursement out of the proceeds of Mandatory LOC Borrowings).

      "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest

Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "LIBOR" shall mean the rate per annum at which, as reasonably determined by Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

      "LIBOR Lending Office" shall mean, initially, the office of each Lender designated as such Lender's LIBOR Lending Office shown on Schedule 10.8; and thereafter, such other office of such Lender as such Lender may from time to time specify to Administrative Agent and Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

      "LIBOR Rate" shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Administrative Agent pursuant to the following formula:

            LIBOR Rate =               LIBOR
                          -----------------------------------
                          1.00 - Eurodollar Reserve Percentage

      "LIBOR Rate Loan" shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

      "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

      "Loan" or "Loans" means one or more of the Term Loans, Revolving Loans, Additional Loans (if any) or Swingline Loans or any combination thereof.

      "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any LOC Documents), the Guaranties and the Collateral Documents.

      "Loan Party" means each of Borrower, Holdings and any of Borrower's Subsidiaries from time to time executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

      "LOC Commitment" shall mean the commitment of Issuing Lender to issue Letters of Credit and with respect to each Lender that has a Revolving Commitment, the commitment of such Lender to purchase Participation Interests in the Letters of Credit up to such Lender's LOC Committed Amount as specified in
Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

      "LOC Committed Amount" shall have the meaning set forth in Section 2.3(a).

      "LOC Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

      "LOC Obligations" shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding (including any Existing Letters of Credit), assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender but not theretofore reimbursed.

      "Mandatory LOC Borrowing" shall have the meaning set forth in Section 2.3(e).

      "Mandatory Swingline Borrowing" shall have the meaning set forth in
Section 2.4(b)(ii).

      "Margin Determination Certificate" means an Officer's Certificate of Borrower delivered (a) with respect to each Fiscal Quarter (other than each fourth Fiscal Quarter), together with the three most recent financial statements required pursuant to subsection 6.1(i), and (b) with respect to each fourth Fiscal Quarter, within 45 days of the last day of such fourth Fiscal Quarter, setting forth in reasonable detail the Consolidated Total Leverage Ratio that is applicable as of the last day of the fiscal period for which such financial statements and Officer's Certificate are being delivered.

      "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

      "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole, or (ii) the material impairment of the ability of the Borrower, individually, or the Loan Parties, taken as a whole to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

      "Material Contract" means any contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents)
(i) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect or (ii) involving stated monetary liability of the Borrower or its Subsidiaries in an amount in excess of $1,000,000 per annum.

      "Maturity Date" shall mean (a) with respect to the Term Loan, the Term Loan Maturity Date and (b) with respect to the Revolving Loans, Swingline Loans and Letters of Credit, the Revolving Commitment Termination Date.

      "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

      "Net Asset Sale Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs (paid to non-Affiliates) incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

      "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) any actual and reasonable documented costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any amounts retained by or paid to parties having superior rights, permitted by this Agreement, to such proceeds, awards or payments.

      "Note Purchase Agreement" means that certain Note Purchase Agreement, of even date herewith, by and among the Loan Parties, American Capital Financial Services, Inc., as agent and the purchasers identified therein, pursuant to which certain Subordinated Notes are issued, as such Note Purchase Agreement may be amended from time to time to the extent permitted under subsection 7.15.

      "Notes" means one or more of the Term Loan Notes, Revolving Notes or Swingline Notes or any combination thereof.

      "Notice of Borrowing" shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit II.

      "Notice of Conversion" shall mean the written notice of extension or conversion as referenced in Section 2.10.

      "Obligations" means (i) all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and (ii) solely for purposes of the Collateral Documents and the Guaranties, all liabilities and obligations, whenever arising, owing from any Loan Party or any of their Subsidiaries to any Hedge Agreement Provider arising under any Secured Hedge Agreement permitted pursuant to Section 7.1(v).

      "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is reasonably necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

      "Operating Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

      "Participant" shall have the meaning set forth in Section 10.1(b).

      "Participation Interest" shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4.

      "Patriot Act" shall have the meaning set forth in Section 10.22.

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

      "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

      "Permitted Acquisition" shall mean an acquisition or any series of related acquisitions by a Loan Party of (a) all or substantially all of the assets or a majority of the outstanding voting stock or economic interests of a Person that is incorporated, formed or organized in the United States or Canada or (b) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States or Canada (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the "Target"), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by Borrower and its Subsidiaries pursuant to Section 7.14 hereof, so long as (i) no Event of Default or Potential Event of Default shall then exist or would exist after giving effect thereto, (ii) Borrower shall demonstrate to the reasonable satisfaction of Administrative Agent and the Requisite Lenders that, after giving effect to the acquisition on a pro forma basis (giving effect to adjustments for owner compensation for such period, documented to the reasonable satisfaction of the Administrative Agent, to the extent such compensation does not continue after such acquisition) (A) the Consolidated Total Leverage Ratio shall be less than or equal to the ratio that is 0.25 lower than the Consolidated Total Leverage Ratio then required under Section 7.6A and (B) Loan Parties are in compliance with each of the financial covenants set forth in Section 7.6, (iii) Administrative Agent, on behalf of Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a First Priority perfected security interest in all property (including, without limitation, capital stock) acquired with respect to the Target in accordance with the terms of Sections 6.8 and 6.9 and the Target, if a Person, shall have executed counterparts of the Subsidiary Guaranty and the Security Agreement and take such further action as required under Sections 6.8 and 6.9, (iv) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, as adjusted for owner compensation for such period, documented to the reasonable satisfaction of the Administrative Agent, to the extent such compensation does not continue after such acquisition (provided that the aggregate consideration paid by the Loan Parties and their Subsidiaries shall not exceed $5,000,000 for any Target which, but for such owner compensation adjustment, would have negative earnings for such period), (v) such acquisition shall not be a "hostile" acquisition and shall have been approved by the board of directors and/or shareholders of the applicable Loan Party and the Target,
(vi) the Borrower shall have provided at least ten (10) days prior written notice of such acquisition to the Administrative Agent (which shall distribute such notice to the Lenders), (vii) after giving effect to such acquisition, there shall be at least $5,000,000 of borrowing availability under the Revolving Commitment and (viii) the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by Loan Parties and their Subsidiaries) paid by Loan Parties and their Subsidiaries
(A) in connection with any such acquisition of a Target organized in Canada shall not exceed $7,000,000, (B) in connection with any such acquisition shall not exceed $10,000,000 and (C) for all acquisitions made during any twelve month period shall not exceed $20,000,000.

      "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

            (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

            (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

            (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

            (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

            (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

            (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

            (vii) any (a) interest or title of a lessor or sublessor under any lease permitted by subsection 7.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

            (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

            (ix) Liens securing Inventory financed through the issuance of commercial letters of credit permitted pursuant to subsection 7.4(ii); and

            (x) Liens in favor of a Hedge Agreement Provider in connection with a Secured Hedge Agreement, but only if such Hedge Agreement Provider and Administrative Agent, on behalf of Lenders, shall share pari passu in the collateral subject to such Liens.

      "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

      "Pledge Agreement" means the Pledge Agreement executed and delivered by the Loan Parties on the Closing Date, substantially in the form of Exhibit XIV annexed hereto.

      "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Pledge Agreement or the Security Agreement.

      "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

      "Prime Rate" shall have the meaning set forth in the definition of Alternate Base Rate.

      "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (iv) of the preceding sentence is set forth opposite the name of that Lender on Schedule 2.1(a) annexed hereto.

      "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

      "Purchasing Lenders" shall have the meaning set forth in Section 10.1(c).

      "Real Property Asset" means, at any time of determination, any interest then owned by any Loan Party in any real property.

      "Register" shall have the meaning set forth in Section 10.1(d).

      "Related Agreements" means Trivest Management Agreement.

      "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

      "Requirement of Law" shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Requisite Lenders" means Lenders holding in the aggregate greater than 50% of (i) the Commitments (and Participation Interests therein) or (ii) if the Commitments have been terminated, the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans) provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender's Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

      "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness and (v) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any other Indebtedness.

      "Revolving Commitment" shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender's Revolving Commitment Percentage of the Revolving Committed Amount.

      "Revolving Commitment Percentage" shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a) or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.1(c).

      "Revolving Commitment Termination Date" shall mean the date that is five
(5) years from the Closing Date.

      "Revolving Committed Amount" shall have the meaning set forth in Section 2.1(a).

      "Revolving Lender" shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.

      "Revolving Loan" shall have the meaning set forth in Section 2.1.

      "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Commitments, that Lender's Revolving Commitment and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus
(c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

      "Revolving Note" or "Revolving Notes" shall mean the promissory notes of Borrower provided pursuant to Section 2.1(e) in favor of each of the Revolving Lenders evidencing the Revolving Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

      "Secured Hedge Agreement" means any Hedge Agreement between a Loan Party and a Hedge Agreement Provider, as amended, modified, supplemented, extended or restated from time to time.

      "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall exclude the Subordinated Notes.

      "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

      "Security Agreement" means the Security Agreement executed and delivered by Holdings, Borrower and Borrower's Subsidiaries on the Closing Date, substantially in the form of Exhibit XV annexed hereto.

      "Solvent" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

      "Subordinated Indebtedness" means (i) the Indebtedness of Borrower evidenced by the Subordinated Notes and (ii) any other Indebtedness of Borrower subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Agent.

      "Subordinated Note Documents" means all material agreements, documents, certificates and instruments executed into connection with the Subordinated Notes.

      "Subordinated Notes" means the (i) $37,000,000 in aggregate principal amount of LIBOR +8% subordinated notes due June 17, 2011 of Borrower and the other Loan Parties and (ii) $37,000,000 in aggregate principal amount of 12% subordinated notes due June 17, 2012 of Borrower and the other Loan Parties, in each case issued pursuant to the Note Purchase Agreement.

      "Subordination Agreement" means that certain Subordination Agreement dated as of the date hereof by and among the Administrative Agent, American Capital Financial Services, Inc., Borrower and the other parties thereto, as amended, modified or supplemented from time to time in accordance with its terms.

      "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

      "Subsidiary Guarantor" means any domestic Subsidiary of Borrower that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

      "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by existing domestic Subsidiaries of Borrower on the Closing Date and to be executed and delivered by additional domestic Subsidiaries of Borrower from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XVII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

      "Swingline Commitment" shall mean the commitment of Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in
Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

      "Swingline Committed Amount" shall mean the amount of Swingline Lender's Swingline Commitment as specified in Section 2.4(a).

      "Swingline Lender" shall mean Wachovia and any successor swingline lender.

      "Swingline Loan" shall have the meaning set forth in Section 2.4(a).

      "Swingline Note" shall mean the promissory note of Borrower in favor of Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

      "Syndication Agent" shall mean CIBC World Markets Corp., acting through one or more of its agencies, branches or affiliates.

      "Tax Exempt Certificate" shall have the meaning set forth in Section 2.18.

      "Taxes" shall have the meaning set forth in Section 2.18.

      "Term Loan" shall have the meaning set forth in Section 2.2(a).

      "Term Loan Commitment" shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender's Term Loan Commitment Percentage of the Term Loan Committed Amount (and for purposes of making determinations of Requisite Lenders hereunder after the Closing Date, the principal amount outstanding on the Term Loan).

      "Term Loan Commitment Percentage" shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.1.

      "Term Loan Committed Amount" shall have the meaning set forth in Section 2.2(a).

      "Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

      "Term Loan Lender" shall mean, as of any date of determination, any Lender that holds a portion of the outstanding Term Loan on such date.

      "Term Loan Maturity Date" shall mean the date that is six (6) years from the Closing Date.

      "Term Note" or "Term Notes" shall mean the promissory notes of Borrower in favor of each of the Term Loan Lenders evidencing the portion of the Term Loan provided pursuant to Section 2.2(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

      "Total Utilization of Revolving Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swingline Loans plus (iii) the Letter of Credit Usage.

      "Transfer Effective Date" shall have the meaning set forth in each Commitment Transfer Supplement.

      "Type" shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

      "Trivest" means Trivest Partners, L.P., a Florida limited partnership.

      "Trivest Management Agreement" means that certain Management Agreement dated as of December 21, 1999, as amended and modified, by and between Trivest and Borrower, as in effect on the Closing Date.

      "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

      "Wachovia" shall mean Wachovia Bank, National Association, a national banking association.

      1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

      Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii) and (x) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

      For purposes of computing the financial covenants set forth in Sections
7.6 and 7.8 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall have been deemed to have taken place as of the first day of such applicable test period.

      1.3   OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

      A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

      B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

      C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

      D. The parties hereto acknowledge that they have each been represented by counsel and have each cooperated in the drafting and preparation of this Agreement. Accordingly, the general rule of contract interpretation requiring any ambiguity to be construed against the drafter in connection with the interpretation of this Agreement or any Loan Document shall be disregarded and shall not be applied to construe any portion of this Agreement or any Loan Document.

      E. (i) Any reference in this Agreement or any Loan Document to any agreement means such agreement as it may be amended, supplemented or otherwise modified from time to time; (ii) any reference in this Agreement or any Loan Document to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action as amended, supplemented or otherwise modified from time to time, and shall include any rule or regulation promulgated thereunder; and (iii) any reference in this Agreement or any Loan Document to a Person shall include the successor or assignee of such Person.

      1.4   TIME REFERENCES.

      Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

                                   SECTION 2

                   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

      2.1   REVOLVING LOANS.

            (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender's share of outstanding Revolving Loans plus such Revolving Lender's Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender's Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender's Revolving Commitment Percentage of the Revolving Committed Amount and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. For purposes hereof, the aggregate maximum amount available hereunder shall be TWENTY-FIVE MILLION DOLLARS ($25,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7, the "Revolving Committed Amount"). Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date and on the two Business Days immediately following the Closing Date shall bear interest at the Alternate Base Rate unless Borrower executes a funding indemnity letter in form and substance reasonably satisfactory to Administrative Agent. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

            (b) Revolving Loan Borrowings.

                  (i) Notice of Borrowing. Borrower may request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to Administrative Agent not later than 1:00 P.M. on the Business Day prior to the date of the requested borrowing in the case of

            Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify
            (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender's share thereof.

                  (ii) Minimum Amounts. Each Revolving Loan that is made as an
            Alternate Base Rate Loan shall be in a minimum aggregate amount of $250,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

                  (iii) Advances. Each Revolving Lender will make its Revolving
            Commitment Percentage of each Revolving Loan borrowing available to Administrative Agent for the account of Borrower at the office of Administrative Agent specified in Section 10.8, or at such other office as Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to Administrative Agent. Such borrowing will then be made available to Borrower by Administrative Agent by crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to Administrative Agent by the Revolving Lenders and in like funds as received by Administrative Agent.

            (c) Repayment. Revolving Loans may be borrowed, repaid and reborrowed in accordance with the terms hereof. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date, unless accelerated sooner pursuant to Section 8.

            (d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

                  (i) Alternate Base Rate Loans. During such periods as
            Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base

            Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

                  (ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

      Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date occurring after June 30, 2004.

            (e) Revolving Notes. Borrower's obligation to pay each Revolving Lender's Revolving Loans shall be evidenced by a Revolving Note made payable to such Lender in substantially the form of Exhibit V.

      2.2   TERM LOAN.

            (a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally agrees to make available to Borrower on the Closing Date such Term Loan Lender's Term Loan Commitment Percentage of a term loan in Dollars (the "Term Loan") in the aggregate principal amount of ONE HUNDRED ELEVEN MILLION DOLLARS ($111,000,000) (the "Term Loan Committed Amount") for the purposes hereinafter set forth. The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrower may request; provided that on the Closing Date and on the two Business Days following the Closing Date the Term Loan shall bear interest at the Alternate Base Rate. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

            (b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twenty-four (24) consecutive quarterly installments (as reduced pursuant to Section 2.8) as follows:

PRINCIPAL AMORTIZATION              TERM LOAN
    PAYMENT DATE         PRINCIPAL AMORTIZATION PAYMENT
----------------------   ------------------------------
  September 30, 2004                  $ 277,500
  December 31, 2004                   $ 277,500
    March 31, 2005                    $ 277,500
    June 30, 2005                     $ 277,500
  September 30, 2005                  $ 277,500
  December 31, 2005                   $ 277,500

PRINCIPAL AMORTIZATION              TERM LOAN
    PAYMENT DATE         PRINCIPAL AMORTIZATION PAYMENT
-----------------------  ------------------------------
     March 31, 2006                   $   277,500
     June 30, 2006                    $   277,500
   September 30, 2006                 $   277,500
   December 31, 2006                  $   277,500
     March 31, 2007                   $   277,500
     June 30, 2007                    $   277,500
   September 30, 2007                 $   277,500
   December 31, 2007                  $   277,500
     March 31, 2008                   $   277,500
     June 30, 2008                    $   277,500
   September 30, 2008                 $   277,500
   December 31, 2008                  $   277,500
     March 31, 2009                   $   277,500
     June 30, 2009                    $   277,500
   September 30, 2009                 $ 26,362,500
   December 31, 2009                  $ 26,362,500
     March 31, 2010                   $ 26,362,500
Term Loan Maturity Date               $ 26,362,500

            (c) Interest on the Term Loan. Subject to the provisions of Section 2.9, the Term Loan shall bear interest as follows:

                  (i) Alternate Base Rate Loans. During such periods as the Term
            Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

                  (ii) LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

            Interest on the Term Loan shall be payable in arrears on each Interest Payment Date occurring after June 30, 2004.

            (d) Term Notes. Borrower's obligation to pay each Term Loan Lender's Term Loan shall be evidenced, upon such Term Loan Lender's request, by a Term Note made payable to such Lender in substantially the form of Exhibit VI.

      2.3   LETTER OF CREDIT SUBFACILITY.

            (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which Issuing Lender may reasonably require, during the Commitment Period Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of Borrower from time to time upon request in a form reasonably acceptable to Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIVE MILLION DOLLARS ($5,000,000) (the "LOC Committed Amount"), (ii) the sum of the aggregate amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes, including in connection with workers' compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Event of Default or Potential Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is five (5) days prior to the Revolving Commitment Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000.

            (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to Issuing Lender at least three (3) Business Days prior to the requested date of issuance. Issuing Lender will promptly upon request provide to Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. Issuing Lender will further provide to Administrative Agent promptly upon request copies of the Letters of Credit. Issuing Lender will provide to Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

            (c) Participations. Each Revolving Lender, upon issuance of any Letter of Credit (or upon a Person becoming a Revolving Lender hereunder), shall be deemed to have purchased without recourse a risk participation from Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender's participation in any Letter of Credit, to the extent that Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event, provided that the Revolving Lenders shall have no obligation to so reimburse the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

            (d) Reimbursement. In the event of any drawing under any Letter of Credit, Issuing Lender will promptly notify Borrower and Administrative Agent. Borrower shall reimburse Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If Borrower shall fail to reimburse Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the ABR Default Rate. Unless Borrower shall immediately notify Issuing Lender and Administrative Agent of its intent to otherwise reimburse Issuing Lender, Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment Borrower may claim or have against Issuing Lender, Administrative Agent, Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to Administrative Agent for the account of Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender's Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such

      Revolving Lender from Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to Administrative Agent for the account of Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender's obligation to make such payment to Issuing Lender, and the right of Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Event of Default or Potential Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Repayment with Revolving Loans. On any day on which Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a "Mandatory LOC Borrowing") shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 8) pro rata based on each Revolving Lender's respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8) and the proceeds thereof shall be paid directly to Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Borrower), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the

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      Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Revolving Lender's unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

            (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

            (g) Uniform Customs and Practices. Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

            (h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of Borrower; provided that, notwithstanding such statement, Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

      2.4   SWINGLINE LOAN SUBFACILITY.

            (a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the "Swingline Committed Amount"), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

            (b)   Swingline Loan Borrowings.

                  (i) Notice of Borrowing and Disbursement. Swingline Lender will make Swingline Loans available to Borrower on any Business Day upon delivery of a Notice of Borrowing by Borrower to Administrative Agent not later than 3:00 P.M. on such Business Day. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

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

                  (ii) Repayment of Swingline Loans. Swingline Loans may be borrowed, repaid and reborrowed in accordance with the terms hereof. Each Swingline Loan borrowing shall be due and payable on the Revolving Commitment Termination Date. Swingline Lender may, at any time, in its sole discretion, by written notice to Borrower and Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolving Commitment Termination Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 8 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as "Mandatory Swingline Borrowing"). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from Borrower on or after such date and prior to such purchase) from Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8); provided that
            (x) all interest payable on the Swingline Loans shall be for the account of Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have

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

            occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

            (c)   Interest on Swingline Loans. Subject to the provisions of
      Section 2.9(b), Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date occurring after June 30, 2004.

            (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of Borrower to Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit VII.

      2.5   INCREMENTAL FACILITY.

      Subject to the terms and conditions set forth herein, Borrower shall have the right, at any time and from time to time, to incur additional Indebtedness under this Agreement in the form of one or more (but not to exceed five) additional term loan facilities (each an "Incremental Facility") by an aggregate amount of up to $50,000,000. The following terms and conditions shall apply to each Incremental Facility: (a) the loans made under any such Incremental Facility (each an "Additional Loan") shall constitute Obligations and will be secured and guaranteed with the other Loans on a pari passu basis, (b) the interest rate margin applicable to any such Incremental Facility shall be no higher than 0.25% above the Applicable Percentage for any existing series of Term Loans (including any existing Additional Loans) without a corresponding increase in the Applicable Percentage for such existing Term Loans (including any existing Additional Loans), (c) the interest rate margin, weighted average life to maturity and final maturity applicable to any such Incremental Facility shall be determined at the time such Incremental Facility is made available, but in any event (i) such final maturity will not be shorter than the Term Loan Maturity Date and will not extend beyond June 16, 2011 and (ii) such weighted average life to maturity will not be shorter than the weighted average life to maturity of any existing series of Term Loans (including any existing Additional Loans), (d) any such Incremental Facility shall be entitled to the same voting rights as the existing Loans and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (e) any such Incremental Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (f) any such Incremental Facility shall be in a minimum principal amount of $7,500,000 and integral multiples of $1,000,000 in excess thereof, (g) the proceeds of any Additional Loan will be used to finance capital expenditures and working capital and other general corporate purposes, including Permitted Acquisitions, (h) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied and (i) Administrative Agent shall have received from Borrower updated financial projections and an Officers' Certificate, in each case in form and substance satisfactory to Administrative Agent, demonstrating that, after giving effect to any such Incremental Facility, Borrower will be in compliance with the financial covenants set forth in Section 7.6. Participation in any such Incremental Facility hereunder shall be offered first to each of the

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existing Lenders, but each such Lender shall have no obligation to provide all or any portion of such Incremental Facility. If, upon the date that is fifteen
(15) Business Days after the existing Lenders are invited by the Administrative Agent to participate in such Incremental Facility, the amount of the Incremental Facility requested by Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Facility, then Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to Administrative Agent to join this Agreement as Lenders hereunder for the portion of such Incremental Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as Administrative Agent and Borrower may reasonably request. Administrative Agent is authorized to enter into, on behalf of Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any new Incremental Facility therein.

      2.6   FEES.

            (a) Commitment Fee. In consideration of the Revolving Commitment, Borrower agrees to pay to Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the "Commitment Fee") in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

            (b) Letter of Credit Fees. In consideration of the LOC Commitments, Borrower agrees to pay to Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the "Letter of Credit Fee") equal to the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, Borrower agrees to pay to Issuing Lender, for its own account without sharing by the other Lenders, an additional fronting fee (the "Fronting Fee") of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Letter of Credit Fee and the Fronting Fee shall each be payable quarterly in arrears on the last Business Day of each calendar quarter.

            (c) Issuing Lender Fees. In addition to the Letter of Credit Fees and Fronting Fees payable pursuant to subsection (b) hereof, Borrower shall pay to Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").

            (d) Administrative Fee. Borrower agrees to pay to Administrative Agent the annual administrative fee as described in the Fee Letter.

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

      2.7   COMMITMENT REDUCTIONS.

            (a) Voluntary Reductions. Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five
      (5) Business Days' prior written notice to Administrative Agent (which shall notify Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and shall be irrevocable and effective upon receipt by Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect.

            (b) Mandatory Reductions. On any date that the Revolving Loans are required to be prepaid pursuant to the terms of Section 2.8(b) (i) - (v), the Revolving Committed Amount shall be automatically permanently reduced by the amount of such required prepayment and/or reduction.

            (c) Maturity Date. The Revolving Commitment, the LOC Commitment and the Swingline Commitment shall automatically terminate on the Revolving Commitment Termination Date, unless terminated sooner pursuant to Section 8.

      2.8   PREPAYMENTS.

            (a) Optional Prepayments. Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Term Loans (i) consisting of LIBOR Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (ii) consisting of Alternate Base Rate Loans shall be in a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof. Borrower shall give three (3) Business Days' irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to Administrative Agent (which shall notify Lenders thereof as soon as practicable). To the extent that Borrower elects to prepay the Term Loans, amounts prepaid under this Section 2.8(a) shall be applied to the remaining amortization payments thereof on a pro rata basis, first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this
      Section 2.8(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

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

            (b) Mandatory Prepayments and Mandatory Reductions of Revolving Commitments. The Loans shall be prepaid and/or the Revolving Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.8(b)(ix):

                  (i) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds. Notwithstanding the preceding sentence, such prepayment shall not be required to the extent that Borrower or any of its Subsidiaries reinvests the Net Asset Sale Proceeds within 180 days after the date of such Net Asset Sale by making Consolidated Capital Expenditures for productive fixed assets of a kind used or usable in the business of Borrower and its Subsidiaries.

                  (ii)  Prepayments and Reductions from Net
            Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Commitments pursuant to the provisions of subsection 6.4C, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                  (iii) Prepayments and Reductions Due to Reversion of Surplus
            Assets of Pension Plans. On the date of return to Borrower or any of its Subsidiaries of any surplus assets of any pension plan of Borrower or any of its Subsidiaries, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced in an aggregate amount (such amount being the "Net Pension Proceeds") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof.

                  (iv) Prepayments and Reductions Due to Issuance of Debt or Equity Securities. On the date of receipt by Borrower of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case payable to non-Affiliates, including reasonable legal fees and expenses, being "Net Securities Proceeds") from the issuance after the Closing Date of any debt or equity Securities of Holdings, Borrower or any of its Subsidiaries (except for (A) the issuance of up to $2,500,000 of debt or equity Securities to employees of Borrower and its Subsidiaries and (B) the issuance of equity Securities to Persons who are shareholders or warrant holders of Holdings as of the Closing Date, or their

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

            successors and assigns, but only to the extent that the Net Securities Proceeds of all issuances of equity Securities by Holdings to such Persons hereafter do not exceed $5,000,000 in the aggregate (excluding from such $5,000,000 limitation debt or equity issued as consideration in connection with a Permitted Acquisition)), Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced in an aggregate amount equal to 100% of such Net Securities Proceeds in the case of debt Securities issuances and 50% of such Net Securities Proceeds in the case of equity Securities issuances.

                  (v) Prepayments and Reductions from Consolidated Excess Cash Flow. On the 90th day after the end of each Fiscal Year, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced in an aggregate amount equal to (A) 75% of Consolidated Excess Cash Flow if the Consolidated Total Leverage Ratio as of the last day of such Fiscal Year is greater than 3.50x,
            (B) 50% of Consolidated Excess Cash Flow if the Consolidated Total Leverage Ratio as of the last day of such Fiscal Year is greater than 2.50x but less than or equal to 3.50x or (C) 0% of Consolidated Excess Cash Flow if the Consolidated Total Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.50x.

                  (vi) Key-Man Insurance. No later than the first Business Day following the date of receipt by Administrative Agent or by Borrower or any of its Subsidiaries of any proceeds from the Key-Man Insurance, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced in an aggregate amount equal to 50% of the amount of such proceeds.

                  (vii) Calculations of Net Proceeds Amounts; Additional
            Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to subsections 2.8(b) (i) - (vi), Borrower shall deliver to Administrative Agent an Officers' Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, the applicable Net Pension Proceeds or Net Securities Proceeds (as such terms are defined in subsections 2.8(b)(iii) and (iv), or the applicable Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate (including if any actual taxes to be paid as a result of an Asset Sale is less than the estimated taxes to be paid as a result of such Asset Sale), Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

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                  (viii) Prepayments Due to Reductions or Restrictions of
            Revolving Commitments. Borrower shall from time to time prepay first the Swingline Loans, and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments.

                  (ix)  Application of Prepayments.

                        (A) Application of Voluntary Prepayments by Type of
                  Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.8(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Term Loans to the full extent thereof, second to repay outstanding Swingline Loans to the full extent thereof, and third to repay outstanding Revolving Loans to the full extent thereof and permanently reduce the Revolving Commitments. Any voluntary prepayments of the Term Loans pursuant to subsection 2.8(a) shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.2(b) on a pro rata basis (in accordance with the outstanding principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.2(b) that is unpaid at the time of such prepayment; provided, however, that voluntary prepayments made by Borrower during any calendar year may be applied in forward order of maturity for the succeeding four quarterly payments.

                        (B) Application of Mandatory Prepayments by Type of
                  Loans. Any amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Commitments pursuant to subsections 2.8(b) (i) - (v) shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of the Applied Amount, to prepay the Swingline Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment, third, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment, and fourth, to the extent of any remaining portion of the Applied Amount, to further permanently reduce the Revolving Commitments to the full extent thereof. Any mandatory prepayments of the Term Loans pursuant to subsection 2.8(b) shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.2(b) on a pro rata basis (in accordance with the outstanding

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

                  principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.2(b) that is unpaid at the time of such prepayment.

                        (C) Application of Prepayments to Base Rate Loans and
                  LIBOR Rate Loans. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.17.

            (c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.8 shall not affect Borrower's obligation to continue to make payments under any Secured Hedge Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedge Agreement.

      2.9   DEFAULT RATE AND PAYMENT DATES.

            (a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.10 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

            (b) (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loans and 2% (the "ABR Default Rate") or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Requisite Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).

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

            (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section 2.9 shall be payable from time to time on demand.

      2.10  CONVERSION OPTIONS.

            (a) Borrower may, in the case of the Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans by giving Administrative Agent at least three Business Days' prior irrevocable written notice of such election. In addition, Borrower may elect from time to time to convert LIBOR Rate Loans to Alternate Base Rate Loans by giving Administrative Agent irrevocable written notice by 1:00 P.M. one Business Date prior to the proposed date of conversion. A form of Notice of Conversion is attached as Exhibit III. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Event of Default or Potential Event of Default has occurred and is continuing and
      (ii) partial conversions shall be in an aggregate principal amount of (A) in the case of LIBOR Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof, and (B) in the case of Alternate Base Rate Loans, $250,000 or a whole multiple of $100,000 in excess thereof. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.

            (b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Event of Default or Potential Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

      2.11  COMPUTATION OF INTEREST AND FEES.

            (a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Administrative Agent shall as soon as practicable notify Borrower and Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. Administrative Agent shall as soon as practicable notify Borrower and Lenders of the effective date and the amount of each such change.

            (b) Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and Lenders in the absence of manifest error. Administrative Agent shall, at the request of Borrower, deliver to Borrower a statement showing the computations used by Administrative Agent in determining any interest rate.

            (c) It is the intent of Lenders and Loan Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Lenders and Loan Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Loans and LOC Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

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      2.12  PRO RATA TREATMENT AND PAYMENTS.

            (a) Allocation of Payments Before Event of Default. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of Lenders. Each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by Borrower pursuant to
      Section 2.6, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.6 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees and Issuing Lender Fees). Each payment (other than prepayments) by Borrower on account of principal of and interest on the Revolving Loans and on the Term Loan shall be applied to such Loans as directed by Borrower or otherwise applied in accordance with the terms of Section 2.8(a) hereof. Each optional prepayment on account of principal of the Loans shall be applied in accordance with
      Section 2.8(a); provided, that prepayments made pursuant to Section 2.17 shall be applied in accordance with such Section. Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8(b). All payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to Administrative Agent for the account of Lenders at Administrative Agent's office specified on Section 10.8 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. Administrative Agent shall distribute such payments to Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

            (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9(b) by Administrative Agent or Lenders pursuant to Section 8 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Loan Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of Administrative Agent in connection with enforcing the rights of Lenders under the Loan Documents and any protective advances made by Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

            SECOND, to the payment of any fees owed to Administrative Agent;

            THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender;

            FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest, including, with respect to any Secured Hedge Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedge Agreement and any interest accrued thereon;

            FIFTH, to the payment of the outstanding principal amount of the Obligations and the payment or cash collateralization of the outstanding LOC Obligations, including, with respect to any Secured Hedge Agreement, any breakage, termination or other payments due under such Hedge Agreement and any interest accrued thereon;

            SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

            SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

      In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of Lenders and any Hedge Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedge Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Secured Hedge Agreements) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Administrative Agent in a cash collateral account and applied (A) first, to reimburse Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 2.12(b). Notwithstanding the foregoing terms of this Section 2.12(b), only Collateral proceeds and payments under the Guaranties with respect to Secured Hedge Agreements shall be applied to obligations under any Secured Hedge Agreement.

      2.13  NON-RECEIPT OF FUNDS BY ADMINISTRATIVE AGENT.

            (a) Unless Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to Administrative Agent, Administrative Agent may assume that such Lender has made such proceeds available to Administrative Agent on such date, and Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent, Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent will promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent at a per annum rate equal to (i) from Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Effective Funds Rate.

            (b) Unless Administrative Agent shall have been notified in writing by Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that Borrower does not intend to make such payment, Administrative Agent may assume that Borrower has made such payment when due, and Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if Borrower has not in fact made such payment to Administrative Agent, such Lender shall, on demand, repay to Administrative Agent the amount made available to such Lender. If such amount is repaid to Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by Administrative Agent to such Lender to the date such amount is recovered by Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

            (c) A certificate of Administrative Agent submitted to Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

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

      2.14  INABILITY TO DETERMINE INTEREST RATE.

      Notwithstanding any other provision of this Agreement, if (i) Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Requisite Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that Borrower has requested be outstanding during such Interest Period, Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower, and Lenders at least two Business Days prior to the first day of such Interest Period. Unless Borrower shall have notified Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

      2.15  ILLEGALITY.

      Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify Administrative Agent and Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

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

      2.16  REQUIREMENTS OF LAW.

            (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any participation therein or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

                  (iii) shall impose on such Lender any other condition;

      and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or the participations therein or to reduce any amount receivable hereunder or under any Note, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

            (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through Administrative Agent, to Borrower shall be conclusive absent manifest error.

            (c) The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

      2.17  INDEMNITY.

      Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of Borrower to accept a borrowing after Borrower has given a notice in accordance with the terms hereof, (c) the failure of Borrower to make any prepayment after Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through Administrative Agent, to Borrower (which certificate must be delivered to Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

      2.18  TAXES.

            (a) All payments made by Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. Borrower will furnish to Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by Borrower. Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

      (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Borrower and Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.1(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or successor forms) certifying such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY as set forth in clause (i) above, or (x) a certificate in substantially the form of Exhibit XII (any such certificate, a "Tax Exempt Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender's entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that it will deliver upon Borrower's request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in
Section 2.18(a), but subject to the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes to the extent that such Lender has not provided to Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to Borrower the Internal Revenue Service Forms required to be provided to Borrower pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

      (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

      (d) If Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its reasonable discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by Borrower. In the event that no refund or credit is obtained with respect to Borrower's payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to Borrower or any other party.

      (e) The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

2.19  INDEMNIFICATION; NATURE OF ISSUING LENDER'S DUTIES.

      (a) In addition to its other obligations under Section 2.3 and other than as a result of the gross negligence or willful misconduct of the Issuing Lender, Borrower hereby agrees to protect, indemnify, pay and save Issuing Lender and each Revolving Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that Issuing Lender or such Revolving Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

      (b) As between Borrower and Issuing Lender and each Revolving Lender, Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit

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

by the beneficiary thereof. Neither Issuing Lender nor any Revolving Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of Issuing Lender or any Revolving Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of Issuing Lender's rights or powers hereunder.

      (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Lender or any Revolving Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Revolving Lender under any resulting liability to Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify Issuing Lender and each Revolving Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. Issuing Lender and the Revolving Lenders shall not, in any way, be liable for any failure by Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of Issuing Lender and the Revolving Lenders.

      (d) Nothing in this Section 2.19 is intended to limit the reimbursement obligation of Borrower contained in Section 2.3(d) hereof. The obligations of Borrower under this Section 2.19 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of Issuing Lender and the Revolving Lenders to enforce any right, power or benefit under this Agreement.

      (e) Notwithstanding anything to the contrary contained in this Section 2.19, Borrower shall have no obligation to indemnify Issuing Lender or any Revolving Lender in respect of any liability incurred by Issuing Lender or such Revolving Lender arising out of the gross negligence or willful misconduct of Issuing Lender (including action not taken by Issuing Lender or such Revolving Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

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                                    SECTION 3

                                   [RESERVED]

                                    SECTION 4

                              CONDITIONS PRECEDENT

      4.1   CONDITIONS TO CLOSING DATE.

      This Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans, Term Loan and the Swingline Loan on the Closing Date is subject to, the satisfaction of the following conditions precedent:

            (a) Execution of Agreement and Loan Documents. Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender, a Revolving Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a Term Loan Note, (iv) for the account of Swingline Lender, the Swingline Note, (v) counterparts of the Security Agreement, the Pledge Agreement, the Holdings Guaranty and the Subsidiary Guaranty, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of Loan Parties or other Person, as applicable and (vi) counterparts of any other Loan Document, executed by the duly authorized officers of the parties thereto.

            (b) Authority Documents. Administrative Agent shall have received the following:

                  (i) Articles of Incorporation; Partnership Agreement. Copies
            of the articles of incorporation, partnership agreement or other charter documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization or formation.

                  (ii) Resolutions. Copies of resolutions of the board of
            directors or other comparable governing body of each Loan Party approving and adopting the Loan Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Loan Party as of the Closing Date to be true and correct and in force and effect as of such date.

                  (iii) Bylaws. A copy of the bylaws or other operating
            agreement of each Loan Party certified by an officer of such Loan Party as of the Closing Date to be true and correct and in force and effect as of such date.

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                  (iv) Good Standing. Copies of (i) certificates of good
            standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which such Loan Party is qualified to do business and (ii) to the extent readily available, a certificate indicating payment of all corporate and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

                  (v) Incumbency. An incumbency certificate of each Loan Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

            Each secretary's certificate delivered pursuant to this Section 4.1(b) shall be substantially in the form of Exhibit IV hereto.

            (c) Legal Opinions of Counsel. Administrative Agent shall have received opinions from counsel to Loan Parties, dated the Closing Date and addressed to Administrative Agent and Lenders, in form and substance reasonably acceptable to Agents.

            (d) Personal Property Collateral. Administrative Agent shall have received, in form and substance satisfactory to Agents:

                  (i) searches of Uniform Commercial Code filings in the
            jurisdiction of the chief executive office and the jurisdiction of formation of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Encumbrances;

                  (ii) UCC financing statements for each appropriate
            jurisdiction as is necessary, in the sole discretion of Agents, to perfect Administrative Agent's security interest in the Collateral;

                  (iii) searches of ownership of Intellectual Property in the appropriate governmental offices;

                  (iv) such patent/trademark/copyright filings as requested by
            Agents in order to perfect Administrative Agent's security interest in the Intellectual Property;

                  (v) all stock certificates, if any, evidencing the capital stock pledged to Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

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

                  (vi) all instruments and chattel paper in the possession of any of Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect Administrative Agent's security interest in the Collateral;

                  (vii) duly executed consents as are necessary, in
            Administrative Agent's sole discretion, to perfect Lenders' security interest in the Collateral;

                  (viii) in the case of any personal property Collateral located at premises leased by a Loan Party, a Landlord Consent and Estoppel from the landlord of such real property; and

                  (ix) duly executed account control agreements with respect to the Collateral for which a control agreement is required for perfection of Administrative Agent's security interest under the Uniform Commercial Code.

            (e) Real Property Collateral. Administrative Agent shall have received, in form and substance satisfactory to Agents and Lenders:

                  (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a "Mortgage Instrument" and collectively the "Mortgage Instruments") encumbering the fee interest in the material Properties listed in Schedule 5.5B as Properties owned by Loan Parties (each a "Mortgaged Property" and collectively the "Mortgaged Properties");

                  (ii) a title report obtained by Loan Parties in respect of each of the Mortgaged Properties;

                  (iii) with respect to each Mortgaged Property, an ALTA
            mortgagee title insurance policy (the "Mortgage Policies"), in amounts not less than the respective amounts designated in Schedule 5.5(B) with respect to any particular Mortgaged Property, assuring Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable First Priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, which Mortgage Policies shall be in form and substance reasonably satisfactory to Agents and shall provide for affirmative insurance and such reinsurance as any Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Agents;

                  (iv) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a "Flood Hazard Property") and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program,
            (2) the applicable Loan Party's written acknowledgment of receipt of written notification from Administrative Agent (a) as to the fact that such

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

            Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of Borrower and their Subsidiaries evidencing flood insurance reasonably satisfactory to Agents and naming Administrative Agent as sole loss payee on behalf of Lenders;

                  (v) maps or plats of an as-built survey of the sites of the
            Mortgaged Properties certified to Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of Agents and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

                  (vi) opinions of counsel to Loan Parties for each jurisdiction in which the Mortgaged Properties are located;

                  (vii) zoning letters from each municipality or other
            Governmental Authority for each jurisdiction in which the Mortgaged Properties are located; and

                  (viii) environmental reviews certified by a firm of surveyors reasonably satisfactory to Agents of all real property owned by Borrower and its Subsidiaries.

            (f) Liability and Casualty Insurance. Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance (including, but not limited to, business interruption insurance) meeting the requirements set forth herein or in the Collateral Documents. Administrative Agent shall be named as loss payee on all casualty insurance policies and as additional insured on all liability insurance policies, in each case for the benefit of Lenders.

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            (g) Fees. Agents and Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.6.

            (h) Litigation. There shall not exist any material pending or, to the knowledge of Loan Parties, threatened litigation, investigation, bankruptcy, insolvency, injunction, order or claim that (i) seeks to enjoin, restrain, restrict, set aside or prohibit, impose material conditions upon or obtain substantial damages in respect of the consummation or performance of this Agreement or the other Loan Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (ii) purports to affect Borrower or any Subsidiary, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

            (i) Solvency Certificate. Administrative Agent shall have received an Officers' Certificate prepared by the chief financial officer of Borrower as to the financial condition, solvency and related matters of the Borrower, individually, and the Loan Parties and their Subsidiaries taken as a whole, after giving effect to the Dividend Transaction and the initial borrowings under the Loan Documents, in substantially the form of
      Exhibit XIII hereto.

            (j) Account Designation Letter. Administrative Agent shall have received the executed Account Designation Letter in the form of Exhibit I hereto.

            (k) Organizational Structure. The corporate or limited partnership and capital and ownership structure of Loan Parties after giving effect to the Dividend Transaction shall be as described on Schedule 4.1(k). Agents shall be satisfied with the management structure, legal structure, voting control, liquidity, total leverage and total capitalization of Loan Parties after giving effect to the Dividend Transaction.

            (l) Government Consent. Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

            (m) Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

            (n) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Loan Parties or any of their Subsidiaries.

            (o) Existing Indebtedness of Loan Parties. All of the existing Indebtedness for borrowed money of Loan Parties (other than Indebtedness permitted to exist pursuant to Section 7.1) shall be repaid in full and all security interests related thereto shall be terminated on the Closing Date.

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            (p) Financial Statements. Agents and Lenders shall have received copies of the financial statements referred to in Section 5.3 hereof, each in form and substance satisfactory to it.

            (q) No Material Adverse Change. Since December 31, 2003, there has been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of Borrower or any of its Subsidiaries and there shall not have occurred any material disruption or material adverse change in the financial, banking or capital markets (including the loan syndication market) that has impaired or would impair the Arrangers' ability to syndicate the facilities.

            (r) Financial Condition Certificate. Administrative Agent shall have received an Officers' Certificate of Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending, ongoing or, to the knowledge of any Loan Party, threatened in any court or before any other Governmental Authority that purports to affect any Loan Party or any other transaction contemplated by the Loan Documents, which action, suit, investigation or proceeding could be reasonably expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Agreement, the other Loan Documents, and all the transactions contemplated therein to occur on such date, (A) no Event of Default or Potential Event of Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, and (C) Loan Parties are in compliance with each of the financial covenants set forth in Section 7.6 (as demonstrated through detailed calculations of such financial covenants on an exhibit to such certificate).

            (s) Consolidated Total Leverage Ratio/Consolidated Senior Leverage Ratio. Administrative Agent shall have received evidence that, after giving effect to the initial Extensions of Credit, the Dividend Transaction and the other transactions to occur on the Closing Date, on a pro forma basis as of the last day of the month immediately preceding the Closing Date for which such statements are available, (i) the Consolidated Total Leverage Ratio of Borrower and its Subsidiaries is not greater than
      5.00 to 1.0 and (ii) the Consolidated Senior Leverage Ratio of Borrower and its Subsidiaries is not greater than 3.00 to 1.0.

            (t) Consolidated EBITDA. Administrative Agent shall have received evidence reasonably satisfactory thereto provided by Borrower that Consolidated EBITDA is not less than $37,000,000, calculated in accordance with Regulation S-X and on a pro forma basis giving effect to the initial Extensions of Credit and the other transactions to occur on the Closing Date, for the twelve month period ending as of the last day of the month most recently preceding the Closing Date for which such statements are available.

            (u) Subordinated Debt. Borrower and the lenders applicable thereto shall have entered into documentation with respect to the issuance of the Subordinated Notes in form and substance (including, but not limited to, the composition, subordination and

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

      right of payment terms) satisfactory to Agents. Administrative Agent shall have received a copy, certified by an officer of Borrower as true and complete, of the Subordinated Note Documents as originally executed and delivered, together with all exhibits and schedules thereto. There shall not have been any material modification, amendment, supplement or waiver to the Subordinated Note Documents without the prior written consent of Agents. Borrowers shall have received gross proceeds from the issuance of the Subordinated Notes in an amount not less than $74,000,000.

            (v) Dividend Transaction. Agents shall be reasonably satisfied with all legal, tax, accounting, business and other matters relating to the Dividend Transaction or to Loan Parties and their Subsidiaries, and with the fees and expenses payable in connection with the consummation of the Dividend Transaction.

            (w) Due Diligence. Agents shall have completed its legal and environmental due diligence of Borrower and its Subsidiaries with the scope, content and results of such due diligence to be satisfactory to Agents in their sole discretion.

            (x) Patriot Act Certificate. Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and Lenders, provided by Borrower that sets forth information required by the Patriot Act, including, without limitation, the identity of Loan Parties, the name and address of Loan Parties and other information that will allow Administrative Agent or any Lender, as applicable, to identify Loan Parties in accordance with the Patriot Act.

            (y) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Agents and their counsel.

      4.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT.

      The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

            (a) Representations and Warranties. The representations and warranties made by Loan Parties herein, in the Collateral Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date (except for those that expressly related to an earlier date).

            (b) No Event of Default or Potential Event of Default. No Event of Default or Potential Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Event of Default or Potential Event of Default shall have been waived in accordance with this Agreement.

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

            (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

            (d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

            (e) Additional Conditions to Term Loan. If the Term Loan is requested, all conditions set forth in Section 2.2 shall have been satisfied.

            (f) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.3 shall have been satisfied.

            (g) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.

            (h) Additional Conditions to Incremental Facility. If an Additional Loan is requested, all conditions set forth in Section 2.5 shall have been satisfied.

      Each request for an Extension of Credit and each acceptance by Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by Loan Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (c) and in paragraph (d),
(e), (f), (g) or (h), as applicable, have been satisfied.

                                    SECTION 5

                    BORROWER'S REPRESENTATIONS AND WARRANTIES

      In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

      5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

      A. Organization and Powers. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in Schedule 5.1 annexed hereto. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as

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

proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

      B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

      C. Conduct of Business. Borrower and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

      D. Subsidiaries. All of the Subsidiaries of Borrower are identified in
Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiii). The capital stock of each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and would not reasonably be expected to have a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in each of the Subsidiaries of Borrower identified therein.

      5.2   AUTHORIZATION OF BORROWING, ETC.

      A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreements, and the Dividend Transaction, have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

      B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents (including the Dividend Transaction) and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval

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

of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

      C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents (including the Dividend Transaction) and such Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body. Each Loan Party (i) (x) has all governmental approvals required by law for it to conduct its business, each of which is in full force and effect, (y) each such governmental approval is final and not subject to review on appeal and (z) each such governmental approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each governmental approval applicable to it and in compliance with all other requirements of law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such governmental approval or failure to comply with such governmental approval or requirement of law could not reasonably be expected to have a Material Adverse Effect. Each Loan Party possesses or has the right to use, all leaseholds, licenses, easements and franchises and all authorizations and other rights that are necessary for the conduct of its business, except to the extent the failure to possess or have the right to use such leaseholds, licenses, easements and franchises and all authorizations and other rights could not reasonably be expected to have a Material Adverse Effect. Except to the extent noncompliance with the foregoing leaseholds, easements and franchises could not reasonably be expected to have a Material Adverse Effect, all of the foregoing are in full force and effect, and the Loan Parties are in substantial compliance with the foregoing without any known conflict with the valid rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such governmental approval, leasehold, license, easement, franchise or other right, which termination or revocation could, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

      D. Binding Obligation. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      5.3   FINANCIAL CONDITION.

      Borrower has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheet of Borrower and its Subsidiaries as at the Fiscal Years ended December 31, 2001, 2002 and 2003 and the related consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year then ended and (ii) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the month ended April 30, 2004 and the related unaudited

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consolidated statements of income, stockholders' equity and cash flows of
Borrower and its Subsidiaries for the four months then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and to changes resulting from audit and normal year-end adjustments. Borrower does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries. The projections of Borrower and its Subsidiaries delivered to Lenders on or prior to the Closing Date (consisting of balance sheets and statements of income and cash flows prepared on a quarterly basis through the first four complete fiscal quarters after the Closing Date and thereafter on an annual basis through 2010) have been prepared in good faith based upon reasonable assumptions.

      5.4   NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

      Since December 31, 2003, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted by subsection 7.5 and in the Subordination Agreement.

      5.5   TITLE TO PROPERTIES; LIENS; REAL PROPERTY.

      A. Title to Properties; Liens. Borrower and its Subsidiaries have (i) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (ii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than Permitted Encumbrances. Borrower and each of its Subsidiaries has the right to use all of the Intellectual Property necessary to its business as presently conducted or as was necessary, all of which Intellectual Property is set forth in Schedule 5.5A annexed hereto, and, to the best knowledge of the Borrower, the Borrower's and each of its Subsidiaries' use of the Intellectual Property does not infringe the rights of any other Person, where such infringement could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.5A annexed hereto, the Borrower and its Subsidiaries owe no royalties, honoraria or fees to any Person by reason of their use of the Intellectual Property.

      B. Real Property. As of the Closing Date, Borrower and its Subsidiaries own no Real Property Assets except as set forth in Schedule 5.5B annexed hereto.

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      5.6   LITIGATION; ADVERSE FACTS.

      There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental
Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

      5.7   PAYMENT OF TAXES.

      Except to the extent permitted by subsection 6.3, all tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

      5.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL CONTRACTS.

      A. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

      B. Neither Borrower nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

      C. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on
Schedule 5.8, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except for

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

defaults which, individually or in the aggregate, could not reasonably be deemed to have a Material Adverse Effect.

      D. As of the Closing Date, each of the representations and warranties of the Loan Parties in the Subordinated Note Documents are true and correct.

      5.9   GOVERNMENTAL REGULATION.

      Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

      5.10  SECURITIES ACTIVITIES.

      A. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

      B. No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No Loan Party owns any Margin Stock in an amount that would cause any Loan Document to violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. .

      5.11  EMPLOYEE BENEFIT PLANS.

      A. Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

      B. No ERISA Event has occurred or is reasonably expected to occur.

      C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

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

      D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $500,000.

      E. As of the most recent valuation date for each Multiemployer Plan (if any) for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,000,000.

      5.12  CERTAIN FEES.

      Except for a transaction fee of $1,500,000 payable to Trivest in connection with the consummation of this Credit Agreement, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

      5.13  ENVIRONMENTAL PROTECTION.

      Except as set forth in Schedule 5.13 annexed hereto:

            (i) neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to
      (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

            (ii) neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section
      9604) or any comparable state law;

            (iii) there are and, to Borrower's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

            (iv) neither Borrower nor any of its Subsidiaries nor, to Borrower's knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice

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

      under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

            (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 5.13 annexed hereto, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

      5.14  EMPLOYEE MATTERS.

      There is no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

      5.15  SOLVENCY.

      The Borrower individually is, and the Loan Parties and their Subsidiaries taken as a whole are, and, upon the incurrence of any Obligations by the Borrower or the Loan Parties and their Subsidiaries taken as a whole (after giving effect to any rights of contribution) on any date on which this representation is made, will be, Solvent.

      5.16  MATTERS RELATING TO COLLATERAL.

      A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1(d), 4.1(e), 6.8 and
6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

      B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of

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

Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

      C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

      D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

      E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

      5.17  DISCLOSURE.

      No representation or warranty of Trivest or any Loan Party or any of their Subsidiaries contained in the Confidential Information Memorandum or in any Loan Document or Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Trivest or any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

      5.18  USE OF PROCEEDS.

      The proceeds of the Extensions of Credit shall be used (i) to refinance certain existing Indebtedness of Borrower on the Closing Date, (ii) to finance the Dividend transaction, after

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giving effect to the funding of the Subordinated Notes and having used all proceeds thereof to finance the Dividend Transaction, (iii) to pay Transaction costs and expenses associated with this Agreement on the Closing Date and (iv) provide for the working capital and general corporate requirements of Borrower and its Subsidiaries, including capital expenditures and Permitted Acquisitions.

      5.19  FOREIGN ASSETS CONTROL REGULATIONS, ETC.

      Neither the Borrower nor any of its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. Sections 1 et seq.), as amended. Neither the Borrower nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Loan Party (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

      5.20  INSURANCE.

      The present insurance coverage of Borrower and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on
Schedule 5.20 and such insurance coverage complies the requirements set forth in
Section 6.4A.

                                    SECTION 6

                        BORROWER'S AFFIRMATIVE COVENANTS

      Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

      6.1   FINANCIAL STATEMENTS AND OTHER REPORTS.

      Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP; provided that quarterly financial statements shall not be required to have footnote disclosure. Borrower will deliver to Administrative Agent and
Lenders:

            (i) Quarterly Financials: as soon as available, and in any event within 45 days after the end of each Fiscal Quarter (a) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Borrower and its

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

      Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a quarterly basis, all in reasonable detail and certified by the chief financial officer or chief executive officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and (c) financial statements concerning the joint ventures of the Borrower and its Subsidiaries, if any;

            (ii) Year-End Financials: as soon as available and in any event within 120 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, (c) in the case of such consolidated financial statements, a report thereon of a nationally recognized accounting firm or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (d) an updated
      Schedule 5.8 to this Agreement setting forth all of the data required to be set forth in Schedule 5.8 annexed hereto with respect to any Material Contracts entered into during such Fiscal Year;

            (iii) Officers' and Compliance Certificates: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officers' Certificate of Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a

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

      review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

            (iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3 (other than an immaterial change in GAAP), the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (i), (ii) or (x) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii) or (x) of this subsection 6.1 following such change, consolidated financial statements of Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and
      (b) together with each delivery of financial statements pursuant to subdivision (i), (ii) or (x) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

            (v) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

            (vi) Events of Default, etc.: promptly upon any officer of Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to a claimed

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

      default or event or condition of the type referred to in subsection 8.2,
      (c) of any condition or event that would be required to be disclosed in a current report filed by Borrower with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4 and 6 of such Form as in effect on the date hereof) if Borrower were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

            (vii) Litigation or Other Proceedings: (a) promptly upon any officer of Borrower obtaining knowledge of (X) the institution of, or (in the good faith judgment of Borrower) non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Borrower to Lenders or (Y) any material development in any Proceeding that, in any case:

                  (1) if adversely determined, has a reasonable possibility of giving rise to uninsured liability in excess of $500,000; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Borrower or any of its Subsidiaries equal to or greater than $500,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

            (viii) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

            (ix) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Borrower, any of its

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      Subsidiaries or any of their respective ERISA Affiliates from a
      Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

            (x) Financial Plans: as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "Financial Plan" for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year, prepared on a quarterly basis, together with a pro forma Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) the Intellectual Property disclosures required by Section
      6.12 and (c) such other information and projections as any Lender may reasonably request;

            (xi) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;

            (xii) Board of Directors: with reasonable promptness, written notice of any change in the composition of the Board of Directors of Borrower;

            (xiii) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Borrower, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Borrower and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule
      5.1 annexed hereto for all purposes of this Agreement);

            (xiv) Margin Determination Certificate: together with each delivery of financial statements for each Fiscal Quarter (other than each fourth Fiscal Quarter) pursuant to subdivision (ii) above, and within 45 days of the last day of each fourth Fiscal Quarter, a Margin Determination Certificate demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio for the four consecutive Fiscal Quarters ending on the day of the accounting period covered by such financial statements;

            (xv) Deposit Accounts: promptly upon the opening of any Deposit Account by Borrower or any of its Subsidiaries, a written notice setting forth all of the data required to be set forth in Schedule 6.10 annexed hereto with respect to such Deposit Account;

            (xvi) Public Filings: promptly upon their becoming available, copies of (i) all Securities and Exchange Commission reports, if any, of Borrower and its Subsidiaries, (ii) all financial statements, reports, notices and proxy statements sent or made available by Borrower to their security holders, (iii) all regular and periodic reports and all

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      registration statements and prospectuses, if any, filed by any of Borrower and its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iv) all press releases and other statements made available by any of Borrower and its Subsidiaries to the public concerning material developments in the business of any of Borrower and its Subsidiaries; and

            (xvii) Other Information: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

      6.2   CORPORATE EXISTENCE, ETC.

      Except as permitted under subsection 7.7, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however that neither Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Subsidiary or Lenders.

      6.3   PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

      A. Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

      B. Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

      6.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

      A. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary

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wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

      B. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $500,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

      C. Application of Net Insurance/Condemnation Proceeds.

            (i) Business Interruption Insurance. Upon receipt by Borrower or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default, and no Potential Event of Default under subsections 8.1, 8.6,
      8.7 or 8.9, shall have occurred and be continuing, Borrower or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default, or a Potential Event of Default under subsections 8.1, 8.6, 8.7 or 8.9, shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Commitments shall be reduced) as provided in subsection 2.8(b)(ix)(B);

            (ii) Casualty Insurance/Condemnation Proceeds. Upon receipt by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default, and no Potential Event of Default under subsections 8.1, 8.6, 8.7 or 8.9, shall have occurred and be continuing, Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply all Net Insurance/Condemnation Proceeds in excess of $250,000 to

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      pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Commitments shall be reduced) as provided in subsection 2.8(b)(ix)(B), and (b) if an Event of Default, or a Potential Event of Default under subsections 8.1, 8.6, 8.7 or 8.9, shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Commitments shall be reduced) as provided in subsection 2.8(b)(ix)(B).

            (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $500,000, and if and to the extent Borrower would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Commitments pursuant to the terms of subsection (ii) above, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Commitments shall be reduced) as provided in subsection 2.8(b)(ix)(B), and (b) if and to the extent Borrower would not have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Commitments pursuant to the terms of subsection (ii) above and (1) the aggregate amount of such Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss does not exceed $500,000, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrower, and Borrower shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received, and (2) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $500,000, Administrative Agent shall hold such Net Insurance/Condemnation Proceeds pursuant to the terms of the Security Agreement and, so long as Borrower or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Borrower or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Administrative Agent shall from time to time disburse to Borrower or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent relating to the amount of costs so incurred and the work performed (including, if required by Administrative Agent, lien releases and architects' certificates); provided, however that if at any time Administrative Agent reasonably determines (A) that Borrower or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation

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      Proceeds then held by Administrative Agent for such purpose, together with funds otherwise available to Borrower for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Commitments shall be reduced) as provided in subsection 2.8(b)(ix)(B).

      6.5 INSPECTION RIGHTS; AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE; LENDER MEETING; BOOKS AND RECORDS.

      A. Inspection Rights. Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

      B. Lender Meeting. Borrower will, upon the request of Administrative Agent, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower's corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

      C. Books and Records. Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP.

      6.6   COMPLIANCE WITH LAWS, ETC.

      Borrower shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

      6.7 ENVIRONMENTAL REVIEW AND INVESTIGATION, DISCLOSURE, ETC.; BORROWER'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

      A. Environmental Review and Investigation. Borrower agrees that Administrative Agent may, from time to time and in its reasonable discretion, if
(i) Administrative Agent reasonably believes that Borrower has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6 or
6.7 or that there has been a material violation of

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Environmental Laws at any Facility or by Borrower or any of its Subsidiaries at
any other location or (ii) an Event of Default has occurred and is continuing, retain, at Borrower's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Borrower or conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Borrower or any of its Subsidiaries, Borrower shall only be obligated to use its reasonable commercial efforts to obtain permission for Administrative Agent's professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Borrower hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Borrower or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Borrower and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding that Borrower acknowledges and agrees that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Borrower's use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Borrower, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

      B. Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:

            (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws which Release would reasonably be expected to have a Material Adverse Effect, and (b) any remedial action taken by Borrower or any other

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      Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

            (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

            (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (1) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

      C. Borrower's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

                  (i) Remedial Actions Relating to Hazardous Materials
            Activities. Borrower shall promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim. In the event Borrower or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Borrower or such Subsidiary shall conduct and complete

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            such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Borrower's or such Subsidiary's liability with respect to such Hazardous Materials Activity is being contested in good faith by Borrower or such Subsidiary.

            (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES.

      A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. If any Person organized under the laws of the United States or any State thereof or the District of Columbia becomes a Subsidiary of Borrower after the date hereof, Borrower will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsections 4.19(d) and (e)) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

      B. Subsidiary Charter Documents, Legal Opinions, Etc. Borrower shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and

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substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents,
(c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

      6.9 CONFORMING LEASEHOLD INTERESTS; MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

      A. Conforming Leasehold Interests. If Borrower or any of its Subsidiaries acquires any Leasehold Property, Borrower shall, or shall cause such Subsidiary to, use commercially reasonable efforts (without requiring Borrower or such Subsidiary to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord's out-of-pocket costs, including attorneys fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

      B. Landlord Consent and Estoppel, Etc. From and after the Closing Date, in the event that (i) Borrower or any Subsidiary Guarantor acquires any Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lien holder, where Borrower and its Subsidiaries are unable to obtain such lessor's or senior lien holder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "Additional Mortgaged Property"), Borrower or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, the following:

            (i) Landlord Consent and Estoppel. In the case of an Additional Mortgaged Property consisting of a Leasehold Property, a Landlord Consent and Estoppel; and

            (ii) Environmental Audit. If required by Administrative Agent, reports and other information, in form, scope and substance satisfactory to Administrative Agent and prepared by environmental consultants satisfactory to Administrative Agent, concerning any environmental hazards or liabilities to which Borrower or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.

      6.10 DEPOSIT ACCOUNTS AND CASH MANAGEMENT SYSTEMS.

      Borrower shall, and shall cause each of its Subsidiaries to, use and maintain its Deposit Accounts and cash management systems solely with one or more of the Lenders hereunder and in a manner reasonably satisfactory to Administrative Agent. Information regarding these Deposit Accounts, including
(a) the name and address of the financial institutions maintaining the Deposit Accounts, and (b) the Deposit Account numbers, shall be set forth on Schedule 6.10

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annexed hereto. Borrower shall not permit any of such Deposit Accounts at any time to have a principal balance in excess of $2,000,000 unless such Deposit Account is with Administrative Agent or Borrower or such Subsidiary, as the case may be, has (i) delivered to Administrative Agent an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution at which such Deposit Account is maintained, pursuant to which such financial institution confirms and acknowledges Administrative Agent's security interest in, and sole dominion and control over, such Deposit Account and waives its rights to set-off with respect to amounts in such Deposit Account and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has sole dominion and control over such Deposit Account; provided that if Borrower or such Subsidiary is unable to obtain such agreement from such financial institution Borrower shall, or shall cause such Subsidiary to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Deposit Account to a Deposit Account maintained at a financial institution from which Borrower or such Subsidiary has obtained such an agreement.

      6.11 INTEREST RATE CAP.

      Borrower shall, within ninety (90) days of the Closing Date enter into a Hedge Agreement protecting against fluctuations in interest rates, in amounts and for periods of time reasonably satisfactory to Administrative Agent, which agreements shall provide for coverage in a minimum amount of at least 50% of the initial principal amount of the Term Loans made on the Closing Date for a period of at least three (3) years.

      6.12 INTELLECTUAL PROPERTY.

            (a) Borrower shall notify Administrative Agent promptly if it knows or has reason to know that any application, letters patent or registration relating to any material Patent, material Patent License, material Trademark or material Trademark License of Loan Parties or any of their Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding Borrower's or any of its Subsidiary's ownership of any material Patent or material Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or material Trademark License.

            (b) Borrower shall notify Administrative Agent promptly after it knows or has reason to know of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any material Copyright or material Copyright License of Loan Parties or any of their Subsidiaries, whether (i) such material Copyright or material Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) Borrower's or any of its Subsidiary's ownership of such material Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such material Copyright License, may become affected.

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

            (c) (i) Borrower shall promptly notify Administrative Agent of any filing by any Loan Party or any of its Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such filing), of any application for registration of any material Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

                  (ii) Concurrently, with the delivery of quarterly and annual financial statements of Borrower pursuant to Section 6.1 hereof, Borrower shall provide Administrative Agent and its counsel a complete and correct list of all registered Intellectual Property owned by or licensed to Loan Parties or any of their Subsidiaries that have not been set forth as annexes of such documents and instruments showing all filings and recordings for the protection of the security interest of the Administrative Agent therein pursuant to the agreements of the United States Patent and Trademark Office or the United States Copyright Office.

                  (iii) Upon request of Administrative Agent, Borrower shall execute and deliver any and all agreements, instruments, documents, and papers as Administrative Agent may reasonably request to evidence Administrative Agent's security interest in the Intellectual Property and the general intangibles referred to in clauses (i) and (ii), including, without limitation, the goodwill of Borrower or its Subsidiaries, relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as Administrative Agent may reasonably request).

            (d) Loan Parties and their Subsidiaries will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of Intellectual Property of Borrower and its Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

            (e) In the event that any Loan Party becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, Borrower shall notify Administrative Agent promptly after it learns thereof and shall, unless Borrower or the relevant Subsidiary, as the case may be, shall reasonably determine that such Intellectual Property is not material to the business of Loan Parties and their Subsidiaries taken as a whole, (i) promptly and diligently take such prudent actions as are necessary to protect such Intellectual Property (which prudent actions may include, without limitation, suing for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution or pursuing settlement negotiations with such third party), and (ii) take such other actions as Borrower or such Subsidiary, as the case may be, shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

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

      6.13 POST-CLOSING COVENANTS.

            (a) Within ninety (90) calendar days of the Closing Date, obtain, and thereafter maintain, key-man insurance ("Key-Man Insurance") with respect to Mr. Minarik on the following basis:

                  (i) such insurance shall be with respect to the death and
            disability of Mr. Minarik;

                  (ii) such insurance shall be paid by the Loan Parties;

                  (iii) such insurance shall be issued by a carrier or carriers reasonably acceptable to the Administrative Agent, and shall name the Administrative Agent (on behalf of the Lenders) and the agent under the Subordinated Note Documents (on behalf of the holders of the Subordinated Notes) each as beneficiaries of 50% of the proceeds of such insurance; and

                  (iv) such insurance shall be in such amounts up to (but not exceeding) $5,000,000 with respect to both death and disability and allocated between such death and disability benefits as the Administrative Agent and the agent under the Subordinated Note Documents shall agree, provided that the Loan Parties shall not be required to pay premiums in respect of such insurance in an amount in excess of the lower of (A) $40,000 and (B) the premiums required to obtain insurance on both death and disability of Mr. Minarik in the amount of $5,000,000.

            (b) Within sixty (60) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Borrower shall, and shall cause its Subsidiaries to, deliver to the Administrative Agent such documentation as may be reasonably required by the Administrative Agent to correct any chain-of-title issues in the records of the United States Patent and Trademark Office and the United States Copyright Office with respect to the IP Collateral of the Loan Parties and to release of record any security interests filed against such IP Collateral in favor of any Person other than the Administrative Agent.

                                    SECTION 7

                          BORROWER'S NEGATIVE COVENANTS

      Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

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

      7.1 INDEBTEDNESS.

      Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i) Borrower may become and remain liable with respect to the Obligations;

            (ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

            (iii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that such Capital Leases are permitted under the terms of subsection 7.9;

            (iv) Borrower may become and remain liable with respect to Indebtedness to any of its wholly-owned domestic Subsidiaries, and any wholly-owned domestic Subsidiary of Borrower may become and remain liable with respect to Indebtedness to Borrower or any other wholly-owned, domestic Subsidiary of Borrower; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes which are pledged to the Administrative Agent for the benefit of the Lenders, (b) all such intercompany Indebtedness owed by Borrower to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement on terms and conditions reasonably satisfactory to the Administrative Agent, and (c) any payment by any Subsidiary of Borrower under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

            (v) Indebtedness and obligations owing under Secured Hedge Agreements and other Hedge Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

            (vi) Borrower and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

            (vii) Borrower and its Subsidiaries may become and remain liable with respect to trade letters of credit entered into in the ordinary course of the Loan Parties' business; and

            (viii) Borrower may become and remain liable with respect to the Subordinated Indebtedness so long as any Subordinated Indebtedness incurred by the Borrower other than the Subordinated Notes shall be used to prepay the Obligations in accordance with Section 2.8(b).

      7.2 LIENS AND RELATED MATTERS.

      A. Prohibition on Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

            (i)   Permitted Encumbrances;

            (ii)  Liens granted pursuant to the Collateral Documents;

            (iii) Liens described in Schedule 7.2 annexed hereto; and

            (iv) Other Liens on assets securing Indebtedness incurred to acquire such assets pursuant to subsection 7.1(vi), in an aggregate amount not to exceed the aggregate purchase price of such assets.

      B. Equitable Lien in Favor of Lenders. If Borrower or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

      C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Borrower nor any of its Subsidiaries shall enter into any agreement (other than (i) the Note Purchase Agreement, so long as such Note Purchase Agreement does not prohibit the Liens granted pursuant to the Collateral Documents, or (ii) any other agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

      D. No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries. Except as provided herein or in the Note Purchase Agreement, Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to
(i)

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

pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower.

      7.3 INVESTMENTS; JOINT VENTURES.

      Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

            (i) Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

            (ii) Borrower and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Borrower;

            (iii) Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

            (iv) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

            (v) Borrower and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

            (vi) Borrower and its Subsidiaries may make prepayments in the ordinary course of business to vendors for Inventory to be delivered within 30 days following the date of such prepayment;

            (vii) Borrower may make loans to its employees in an aggregate amount not to exceed $675,000, for the purpose of assisting its employees in the acquisition of certain common stock of Holdings;

            (viii) Borrower and its Subsidiaries may make Permitted Acquisitions; and

            (ix) and Borrower and its Subsidiaries may make other Investments in an aggregate amount not to exceed $400,000.

      7.4 CONTINGENT OBLIGATIONS.

      Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i) Borrower may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit issued under this Agreement and Subsidiaries of Borrower may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

            (ii) Borrower and its Subsidiaries may become and remain liable with respect to other Contingent Obligations (including letters of credit and Contingent Obligations assumed in a Permitted Acquisition) in an aggregate amount not to exceed $5,000,000 at any time;

            (iii) Borrower and its Subsidiaries may become and remain liable (A) with respect to Contingent Obligations under the Related Agreements or (B) in respect of customary indemnification and purchase price adjustment obligations incurred in connection with (x) Asset Sales or other sales of assets, in each case, permitted under this Agreement, and (y) Permitted Acquisitions;

            (iv) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Borrower or any of its Subsidiaries permitted by subsection 7.1;

            (v) Borrower and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

            (vi) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; and

            (vii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations incurred in the ordinary course of business under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies to Administrative Agent and/or to Borrower or any of its Subsidiaries.

      7.5 RESTRICTED PAYMENTS.

      Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided, however, that:

            (i) Notwithstanding anything to the contrary in this Agreement, Borrower may pay accrued and unpaid interest on the Subordinated Notes, and fees, expenses and other amounts payable pursuant to the Note Purchase Agreement, in each case to the extent permitted by the terms of the Subordination Agreement;

            (ii) Borrower may make Restricted Payments to Holdings to redeem shares of its capital stock or warrants or options to acquire any such shares from employees of Borrower and its Subsidiaries upon the death or other termination of employment of such employees, provided that all of the following conditions are satisfied:

                  (a) no Potential Event of Default or Event of Default shall have occurred and be continuing or would arise as a result of such Restricted Payment;

                  (b) after giving effect to such Restricted Payment (together with all prior or concurrent Restricted Payments permitted under this subsection 7.5(ii)(b)), Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 7.6, recomputed for the most recent month for which financial statements have been delivered by Borrower pursuant to Section 6.1; and

                  (c) the aggregate amount of such Restricted Payments permitted in any Fiscal Year of Borrower shall not exceed $500,000;

            (iii) if Borrower files a consolidated income tax return with Holdings, Borrower may make distributions to Holdings to permit Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that the amount of such distributions shall not be greater, nor the receipt by Borrower of tax benefits less, than they would have been had Borrower not filed a consolidated income tax return with Holdings;

            (iv) Borrower may make Restricted Payments to Holdings to enable the payment of out-of-pocket expenses of members of the board of directors of Holdings who are not otherwise employees or consultants to Holdings or any of its Subsidiaries, Trivest, or any of their respective Affiliates, provided that the aggregate amount of such fees shall not exceed $50,000 during any period of 12 consecutive months; and

            (v) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing or would arise as a result of such Restricted Payment, the Borrower may make any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness permitted hereunder (other than Subordinated Indebtedness).

      7.6 FINANCIAL COVENANTS.

      A. Maximum Consolidated Total Leverage Ratio. Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

                                           MAXIMUM CONSOLIDATED
          PERIOD                           TOTAL LEVERAGE RATIO
-----------------------------              --------------------
Closing Date to June 30, 2005                  5.5 to 1.0
July 1, 2005 to June 30, 2006                  5.0 to 1.0
July 1, 2006 to June 30, 2007                  4.5 to 1.0
July 1, 2007 to June 30, 2008                  3.5 to 1.0
July 1, 2008 and thereafter                    3.0 to 1.0

      B. Maximum Consolidated Senior Leverage Ratio. Borrower shall not permit the Consolidated Senior Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

                                         MAXIMUM CONSOLIDATED
          PERIOD                         SENIOR LEVERAGE RATIO
-----------------------------            ---------------------
Closing Date to June 30, 2005                3.5 to 1.0
July 1, 2005 to June 30, 2006                3.0 to 1.0
July 1, 2006 and thereafter                  2.5 to 1.0

      C. Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Fixed Charges for any four consecutive Fiscal Quarter period ending during the term of this Agreement to be less than 1.25 to 1.0.

      D. Test Dates. Notwithstanding anything herein to the contrary, each of the Borrower and the Lenders acknowledge and agree that the Borrower's compliance with the financial covenants set forth in this subsection 7.6 shall be tested on a quarterly basis, commencing with the fiscal quarter ending September 30, 2004.

      7.7 RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

      Borrower shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Borrower or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of Borrower's, or any of its Subsidiary's, business), except:

            (i) any Subsidiary of Borrower may be merged with or into Borrower or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Borrower or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation;

            (ii) Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

            (iii) Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

            (iv) Borrower and its Subsidiaries may sell or otherwise dispose of
      (i) inventory sold in the ordinary course of business and (ii) any such other assets in an aggregate amount not to exceed $200,000 in any fiscal year; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

            (v) Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

            (vi) Borrower and its Subsidiaries may grant leases and subleases to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Borrower or any of its Subsidiaries; and

            (vii) Borrower and its Subsidiaries may make or enter into Permitted Acquisitions.

      7.8 CONSOLIDATED CAPITAL EXPENDITURES.

      Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures in an aggregate amount in excess of $3,500,000 in any Fiscal Year; provided that such permitted amount of Consolidated Capital Expenditures may be increased in any Fiscal Year by carrying forward 50% of any unused amount from the immediately preceding fiscal year; provided further that with respect to any Fiscal Year, Consolidated Capital Expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such Fiscal Year and then with respect to any carry forward amount to the extent applicable.

      7.9 RESTRICTION ON LEASES.

      Borrower shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease (other than intercompany leases between Borrower and its wholly-owned Subsidiaries, and other than

Borrower's lease of its headquarters offices and warehouse space pursuant to the Lease Agreement entered into as of July 14, 2003 between Borrower and Green Properties, Inc., and any successor or replacement lease ("Headquarters Lease")), unless, immediately after giving effect to the incurrence of liability with respect to any such lease, the aggregate amount of all rental payments under all such leases (excluding the Headquarters Lease any other leases of Borrower or any of its Subsidiaries relating to a Permitted Acquisition) shall not exceed $250,000 in any Fiscal Year.

      7.10 SALES AND LEASE-BACKS.

      Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Borrower or any of its Subsidiaries) or (ii) which Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower or any of its Subsidiaries to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease; provided that Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease under subsection 7.9.

      7.11 SALE OR DISCOUNT OF RECEIVABLES.

      Except for sales permitted pursuant to subsection 7.7(v), Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

      7.12 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

      Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Borrower or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its wholly-owned domestic Subsidiaries which are Guarantors hereunder or between any of its wholly-owned domestic Subsidiaries which are Guarantors hereunder, (ii) reasonable and customary fees paid to members of the Boards of Directors of Borrower and its Subsidiaries, or
(iii) the Trivest Management Agreement, or (iv) payment to Trivest of a transaction fee of $1,500,000 in connection with the consummation of this Credit Agreement; provided, that amounts payable under the Trivest Management Agreement shall not be (a) increased from amounts payable under the Trivest Management Agreement as in effect on the Closing Date, or (b) payable upon the occurrence and during the continuation of an Event of Default under

Section 8.1, Section 8.6 and Section 8.7 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, Borrower or any of its Subsidiaries may reimburse Trivest for the reasonable and allocable charges in the ordinary course of business (including the reimbursement of reasonable out-of-pocket expenses) of the Trivest Legal Department for services rendered to Borrower and its Subsidiaries; provided that such charges are incurred in the ordinary course of business and at rates no less favorable to Borrower and its Subsidiaries than rates that would be charged for similar services rendered by persons who are not Affiliates of Borrower or its Subsidiaries.

      7.13 DISPOSAL OF SUBSIDIARY STOCK.

            (a) Except for any sale of 100% of the capital stock or other equity Securities of any of its Subsidiaries in compliance with the provisions of subsection 7.7, Borrower shall not:

                  (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

                  (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Borrower, another Subsidiary of Borrower, or to qualify directors if required by applicable law.

            (b) Borrower will not, nor will it permit any Subsidiary to, create, form or acquire any Subsidiaries, except for domestic Subsidiaries which become Subsidiary Guarantors in accordance with the terms of Section 6.8 and Canadian Subsidiaries acquired in, or formed to consummate, a Permitted Acquisition.

      7.14 CONDUCT OF BUSINESS.

      From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Borrower and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

      7.15 AMENDMENTS OR WAIVERS OF RELATED AGREEMENTS.

      Unless the prior written consent of Requisite Lenders is obtained, neither Borrower nor any of its Subsidiaries will (i) agree to any material amendment to, or waive any of its material rights under, any Related Agreement in any manner that is, in the reasonable opinion of Administrative Agent, adverse to Administrative Agent or Lenders, (ii) incur any additional material obligations or increase any payment obligations under any Related Agreement after the Closing Date, (iii) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner

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adverse to the interests of Lenders without the prior written consent of the
Requisite Lenders, (iv) amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of (A) except as expressly permitted under Section 10 of the Subordination Agreement, the Subordinated Notes or the subordination provisions related thereto in a manner that is adverse to the interests of Lenders or (B) any other Subordinated Debt or the other subordination provisions related thereto in a manner that is adverse to the interests of Lenders.

      7.16 FISCAL YEAR; ACCOUNTING POLICIES.

      Borrower shall not change its Fiscal Year-end from December 31 or change its accounting policies except as required by GAAP.

      7.17 NO ACQUISITION OF REAL ESTATE.

      Neither Borrower nor any of its Subsidiaries shall acquire any fee interests in any Real Property Assets.

      7.18 RESTRICTIONS ON HOLDINGS.

      Holdings shall not engage in any operations, business or activity or incur any liabilities other than (a) holding 100% of the capital stock of the Borrower and (b) performing its obligations under (i) this Agreement and the other Loan Documents and (ii) the Subordinated Note Documents. For the avoidance of doubt, the phrase "operations, business, activity or liabilities" as used in the preceding sentence does not include activities or liabilities involving the capital stock of Holdings (including, without limitation, the issuance of capital stock) or any matters relating to the corporate governance, existence or payment of taxes of Holdings. In the event that all of the direct holders of the capital stock of Holdings form one or more holding companies through which such holders collectively own their equity interests in Holdings, Holdings shall cause each such new holding company to comply with the requirements of this
Section 7.18 (except that the reference to capital stock of the Borrower in subsection 7.18(a) shall be deemed to refer to capital stock of Holdings owned by such new holding company).

                                    SECTION 8

                                EVENTS OF DEFAULT

      If any of the following conditions or events ("Events of Default") shall occur:

      8.1 FAILURE TO MAKE PAYMENTS WHEN DUE.

      Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Borrower to pay any

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interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

      8.2   DEFAULT IN OTHER AGREEMENTS.

            (i) Failure of Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of more than $500,000, in each case beyond the end of any grace period provided therefor; or

            (ii) default by Borrower or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

            (iii) default by Borrower or any of its Subsidiaries of any Secured Hedge Agreement; or

      8.3   BREACH OF CERTAIN COVENANTS.

      Failure of Borrower to perform or comply with any term or condition contained in Section 6.1, 6.2, 6.5, 6.6, 6.11 or Section 7 of this Agreement; or

      8.4   BREACH OF WARRANTY.

      Any representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

      8.5   OTHER DEFAULTS UNDER LOAN DOCUMENTS.

      Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Borrower or such Loan

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Party becoming aware of such default or (ii) receipt by Borrower and such Loan
Party of notice from Administrative Agent or any Lender of such default; or

      8.6   INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

            (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

            (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

      8.7   VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

            (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

            (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

      8.8   JUDGMENTS AND ATTACHMENTS.

      Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a

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solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

      8.9   DISSOLUTION.

      Any order, judgment or decree shall be entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

      8.10  EMPLOYEE BENEFIT PLANS.

      There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $500,000; or

      8.11  CHANGE IN CONTROL.

            (i) Affiliates of Trivest shall cease to beneficially own and control, on a fully-diluted basis, at least a majority of the issued and outstanding shares of capital stock of Holdings entitled to vote for the election of members of the Board of Directors of Holdings; or

            (ii) the initial public offering of securities by Holdings other than an offering of securities for an employee benefit plan on SEC Form S-8 or a successor form; or

            (iii) Holdings shall cease to beneficially own and control, on a fully-diluted basis, less than 100% of the issued and outstanding shares of capital stock of Borrower entitled to vote for the election of members of the Board of Directors of Borrower.

      8.12 INVALIDITY OF SUBSIDIARY GUARANTY OR HOLDINGS GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

      At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty or the Holdings Guaranty, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with their terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority

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Lien in any Collateral purported to be covered thereby having a fair market value, individually or in the aggregate, exceeding $250,000 (other than Deposit Accounts and Inventory in transit to Borrower or from Borrower to customers), in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

      8.13  HEDGE AGREEMENTS.

      Any termination payment shall be due by a Loan Party under any Hedge Agreement and such amount is not paid within the later to occur of five (5) Business Days after the due date thereof or the expiration of grace periods, if any, in such Hedge Agreement.

      8.14  SUBORDINATED NOTES.

      Borrower or Administrative Agent receives (a) notice from the required holders of the Subordinated Notes of an intent to accelerate the Subordinated Notes, (b) notice from any holder of the Subordinated Notes of an intent to accelerate such holder's Subordinated Notes, or (c) notice from any holder of the Subordinated Notes of acceptance of an offer from Borrower to repurchase such Subordinated Notes:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 2.3(c) or the obligations of Lenders to purchase participations in any unpaid Swingline Loans as provided in subsection 2.4(b)(ii).

      Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

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      Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause
(ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

                                    SECTION 9

                              ADMINISTRATIVE AGENT

      9.1   APPOINTMENT.

      Each Lender hereby irrevocably designates and appoints Wachovia as Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Administrative Agent.

      9.2   DELEGATION OF DUTIES.

      Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, Administrative Agent may appoint one of its affiliates as its agent to perform the functions of Administrative Agent hereunder relating to the advancing of funds to Borrower and distribution of funds to Lenders and to perform such other related functions of Administrative Agent hereunder as are reasonably incidental to such functions.

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      9.3   EXCULPATORY PROVISIONS.

      Neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Loan Party of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Loan Party.

      9.4   RELIANCE BY ADMINISTRATIVE AGENT.

            (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Loan Parties), independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Commitment Transfer Supplement has been filed with Administrative Agent pursuant to Section 10.1(c) with respect to the Loans evidenced by such Note. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Requisite Lenders or all of Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Notes.

            (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

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      9.5   NOTICE OF DEFAULT.

      Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Potential Event of Default hereunder unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Potential Event of Default and stating that such notice is a "notice of default". In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to Lenders. Administrative Agent shall take such action with respect to such Event of Default or Potential Event of Default as shall be reasonably directed by the Requisite Lenders; provided, however, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Potential Event of Default as it shall deem advisable in the best interests of Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Requisite Lenders, or all of Lenders, as the case may be.

      9.6   NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

      Each Lender expressly acknowledges that neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower or any other Loan Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or any other Loan Party which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

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      9.7   INDEMNIFICATION.

      Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans or any LOC Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from (i) the Administrative Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction or (ii) the Administrative Agent's role as a Hedge Agreement Provider under this Agreement or in any other respect in connection with any Secured Hedge Agreement. The agreements in this Section 9.7 shall survive the termination of this Agreement and payment of the Loans, any LOC Obligations and all other amounts payable hereunder.

      9.8   ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.

      Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and the other Loan Parties as though Administrative Agent were not Administrative Agent hereunder. With respect to the Loans made or renewed by it and any Note issued to it, Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not Administrative Agent, and the terms "Lender" and "Lenders" shall include Administrative Agent in its individual capacity.

      9.9   SUCCESSOR ADMINISTRATIVE AGENT.

      Administrative Agent may resign as Administrative Agent upon 30 days' prior written notice to Borrower and Lenders. If Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor agent shall be approved by Borrower (such approval not to be unreasonably withheld) so long as no Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of Administrative Agent, and the term "Administrative Agent" shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty (30) days after the retiring Administrative Agent's giving notice of resignation, the retiring

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Administrative Agent shall have the right, on behalf of Lenders, to appoint a successor administrative agent, which successor shall be subject to approval by Borrower (such approval not to be unreasonably withheld) so long as no Event of Default has occurred and is continuing; provided that such successor administrative agent has minimum capital and surplus of at least $500,000,000. If no successor administrative agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent's giving notice of resignation, the retiring Administrative Agent's resignation shall nevertheless become effective and Lenders shall perform all duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the indemnification provisions of this Agreement and the other Loan Documents and the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

      9.10  OTHER AGENTS.

      None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co - agent," "book manager," "book runner," "lead manager," "arranger," "lead arranger" or "co - lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   SECTION 10

                                  MISCELLANEOUS

      10.1  SUCCESSORS AND ASSIGNS; PARTICIPATIONS; PURCHASING LENDERS.

            (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Lenders, Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender.

            (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder, in each case in minimum amounts of $1,000,000 (or, if less, the entire amount of such Lender's Obligations, Commitments or other interests). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations

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      under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would
      (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant's participation over the amount thereof then in effect (it being understood that a waiver of any Event of Default or Potential Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of a Participant if such Participant's participation is not increased as a result thereof), (ii) release Borrower, Holdings or any material Subsidiary Guarantor from its obligations under the Guaranties, (iii) release any material portion of the Collateral, or (iv) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 10.2 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Approved Fund thereof or to one or more additional banks, financial institutions, other funds or entities (each such Lender, Affiliate, Approved Fund, bank, financial institution, other fund or entity, a "Purchasing Lender"), all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of (i) $2,500,000 with respect to its Revolving Commitment and its Revolving Loans (or, if less, the entire amount of such Lender's Revolving Commitment and Revolving Loans) and (ii) $1,000,000 (or any lesser amount as approved by Administrative Agent) with respect to its Term Loans (or, if less, the entire amount of such Lender's Term Loans), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender, Administrative Agent (to the extent required) and, so long as no Event of Default or Potential Event of Default has occurred and is continuing, Borrower, and delivered to Administrative Agent for its acceptance and recording in the Register; provided,

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      however, that (A) any sale or assignment to an existing Lender, or
      Affiliate or Approved Fund thereof, shall not require the consent of Borrower or the Administrative Agent nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein and (B) any sale or assignment of a portion of the Term Loan and a Term Loan Commitment shall not require the consent of Borrower. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto) other than accrued liabilities under this Agreement. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, Borrower, at its own expense, shall execute and deliver to Administrative Agent in exchange for the Notes delivered to Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

            (d) Administrative Agent shall maintain at its address referred to in Section 10.8 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to Administrative Agent by the transferor Lender or the Purchasing Lender (except for any assignment by a Lender to an Affiliate or an Approved Fund of such Lender), as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, Administrative Agent shall

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      (i) accept such Commitment Transfer Supplement and (ii) record the information contained therein in the Register.

            (f) Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning Loan Parties and their Affiliates which has been delivered to such Lender by or on behalf of a Loan Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of a Loan Party in connection with such Lender's credit evaluation of Loan Parties and their Affiliates prior to becoming a party to this Agreement, in each case subject to Section 10.19.

            (g) At the time of each assignment pursuant to this Section 10.1 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to Borrower and Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Tax Exempt Certificate) described in Section 2.18.

            (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund or trust or entity that invests in commercial bank loans in the ordinary course of business, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; it being understood that the requirements for assignments set forth in this Section 10.1 shall not apply to any such pledge or assignment of a security interest, except with respect to any foreclosure or similar action taken by such pledgee or assignee with respect to such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no such pledgee or assignee shall have any voting rights under this Agreement unless and until the requirements for assignments set forth in this Section 10.1 are complied with in connection with any foreclosure or similar action taken by such pledgee or assignee.

      10.2  EXPENSES.

      Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrower's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming

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compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of Moore & Van Allen, PLLC, counsel to Agents, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Agents and of counsel providing any opinions that Agents or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Agents or their counsel) of obtaining and reviewing any environmental audits or reports provided for under subsection 4.1(e) or 6.7B and any audits or reports provided for under subsection 6.5B with respect to Inventory and accounts receivable of Borrower and its Subsidiaries; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Agents in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

      10.3  INDEMNITY.

      In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, directors, employees, counsel, agents, representatives, advisors and affiliates of Agents and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction; and provided further, that Borrower shall be obligated to pay the fees, expenses or disbursements of counsel of only one counsel for all Indemnitees hereunder (other than any special local counsel or counsel for specific purposes which represents the Indemnitees) unless in any Indemnitee's reasonable judgment a conflict of interest between such Indemnitee and any other Indemnitee exists, in which case Borrower shall indemnify such Indemnitee for the fees, expenses or disbursements of its own separate counsel.

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

      Subject to the provisos contained in the preceding paragraph, as used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

      To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

      10.4  SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

      In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to that Lender under this Agreement, the Letters of Credit and participations therein, the other Loan Documents and any Hedge Agreement provided by such Lender pursuant to the terms of this Agreement, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein,

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any other Loan Document or any Hedge Agreement provided by such Lender pursuant to the terms of this Agreement, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

      10.5  RATABLE SHARING.

      Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

      10.6  AMENDMENTS AND WAIVERS.

      No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which:

            (a) reduces the principal amount of any of the Loans;

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            (b) changes in any manner the definition of "Pro Rata Share", the definition of "Class" or the definition of "Requisite Lenders";

            (c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders;

            (d) increases the maximum duration of Interest Periods permitted hereunder;

            (e) releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral;

            (f) releases all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents;

            (g) releases Holdings from its obligations under the Holdings Guaranty other than in accordance with the terms of the Loan Documents;

            (h) changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6;

            (i) changes in any manner the order in which Obligations are paid or the pro rata payment of Obligations under Section 2.8(b) or Section 2.12(a); or

            (j) amendments, modifications, terminations or waivers which (i) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral, (ii) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty other than in accordance with the terms of the Loan Documents or (iii) release Holdings from its obligations under the Holdings Guaranty other than in accordance with the terms of the Loan Documents;

            shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.4 or of any other provision of this Agreement relating to the Swingline Commitment or the Swingline Loans shall be effective without the written concurrence of Swingline Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written

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      concurrence of Administrative Agent, (v) no amendment, modification, termination or waiver of any provision of subsection 2.1 which increases the Commitment of any Lender shall be effective without the written concurrence of the Lender whose Commitment is to be increased, (vi) no amendment, modification or waiver of Section 2.12(b) shall be effective without the written concurrence of each Lender and each Hedge Agreement Provider directly affected thereby; and (vii) no amendment, modification, termination or waiver which postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any Class of the Loans, postpones the date on which any interest or any fees are payable with respect to any Class of the Loans, decreases the interest rate borne by any Class of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.9(b)) or the amount of any fees payable hereunder with respect to any Class of the Loans, reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit, or changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit shall be effective without the written concurrence of all Lenders of the related Class. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection
      10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

      10.7  INDEPENDENCE OF COVENANTS.

      All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

      10.8  NOTICES.

      Except as otherwise provided in Section 2, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of Borrower and Administrative Agent, and as set

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forth on Schedule 10.8 in the case of Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

         Borrower:                  Directed Electronics, Inc.
                                    1 Viper Way
                                    Vista, California  92081
                                    Attn: Jim Minarik
                                          President and Chief Executive Officer
                                    Telecopier:  (760) 599-1389
                                    Telephone:  (760) 598-6200

                                    with a copy to:

                                    Trivest Partners, L.P.
                                    2665 South Bayshore Drive
                                    Miami, Florida  33133
                                    Attn: David Gershman
                                          Director & General Counsel
                                    Telecopier:  (305) 285-0102
                                    Telephone:  (305) 858-2200 ext. 244

                                    with a copy to:

                                    Greenberg Traurig, LLP
                                    2375 East Camelback Road, Suite 700
                                    Phoenix, Arizona  85016
                                    Attn: Jeffrey H. Verbin, Esq.
                                    Telecopier:  (602) 445-8630
                                    Telephone:  (602) 445-8202

     Administrative
     Agent:                         Wachovia Bank, National Association
                                    201 South College Street
                                    NC0680/CP8
                                    Charlotte, North Carolina 28288-0608
                                    Attn: Syndication Agency Services
                                    Telecopier: (704) 383-0288
                                    Telephone:  (704) 383-3721

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                                    with a copy to:

                                    Wachovia Bank, National Association
                                    One Wachovia Center, DC-5
                                    Charlotte, North Carolina  28288-0735
                                    Attn:  David Hauglid
                                    Telecopier:  (704) 383-6647
                                    Telephone:  (704) 383-3544

      provided, that notices given by Borrower pursuant to Section 2.1 or
Section 2.10 hereof shall be effective only upon receipt thereof by Administrative Agent.

      10.9  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

      A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

      B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.15, 2.16, 2.17, 2.19, 10.2 and 10.3 and the agreements of Lenders set forth in subsections 9.2C,
9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

      10.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

      No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      10.11 MARSHALLING; PAYMENTS SET ASIDE.

      Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related

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thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

      10.12 SEVERABILITY.

      In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

      The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

      10.14 HEADINGS.

      Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

      10.15 APPLICABLE LAW.

      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      10.16 SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders.

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      10.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

      ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

            (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

            (II)  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

            (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN
                  ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

            (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

            (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

            (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

      10.18 WAIVER OF JURY TRIAL.

      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE

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SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT
IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER
LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS
MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

      10.19 CONFIDENTIALITY.

      Administrative Agent and each of the Lenders agrees that, without the prior consent of Borrower, it will use its best efforts not to disclose any information with respect to Loan Parties which is furnished pursuant to this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein and which is designated by Borrower to Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such information (a) to its employees, Affiliates, auditors and counsel or to another Lender, (b) as has become generally available to the public other than by a breach of this Section 10.19, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors,
(d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (e) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 10.1; provided that such prospective transferee shall have been made aware of this Section 10.19 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications, (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Loan Documents or any Secured Hedge Agreement, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.19), (i) to the National Association of Insurance Commissioners or

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any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization; provided that such Person shall have been made aware of this Section 10.19 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that such Person shall have been made aware of this Section 10.19 and shall have agreed to be bound by its provisions as if it were a party to this Agreement. For purposes of this Section "Securitization" shall mean a public or private offering by a Lender or any of its affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.

      10.20 LEAD ARRANGER, BOOKRUNNER, DOCUMENTATION AGENT AND SYNDICATION
            AGENT.

      None of the institutions identified as "Co-Lead Arranger," "Bookrunner," "Documentation Agent" or "Syndication Agent" on the title page to this Agreement shall have any obligations, liabilities or duties under this Agreement other than those applicable to a Lender (but only if such institution is a Lender) as such, and no such institution shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such institution in deciding to enter into this Agreement or in taking or not taking any action hereunder.

      10.21 COUNTERPARTS; EFFECTIVENESS.

      This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed by fax and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

      10.22 PATRIOT ACT NOTICE.

Each Lender and Administrative Agent (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Patriot Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

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                  [Remainder of page intentionally left blank]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:                                            DIRECTED ELECTRONICS, INC.

                                                     By: /s/ Jon E. Elias
                                                         -----------------------
                                                     Name:  Jon E. Elias
                                                     Title: Vice President

ADMINISTRATIVE AGENT
AND LENDERS:                             WACHOVIA BANK, NATIONAL
                                         ASSOCIATION,
                                         as Administrative Agent and as a Lender

                                         By: /s/ David C. Hauglid
                                            ------------------------------------
                                         Name: David C. Hauglid
                                         Title: Vice President

                                         ANTARES CAPITAL CORPORATION,
                                         as a Lender

                                         By: /s/ Michael P. King
                                            ------------------------------------
                                         Name: Michael P. King
                                         Title: Director

                                         CIBC INC., as a Lender

                                         By: /s/ Cedric M. Henley
                                            ------------------------------------
                                         Name: Cedric M. Henley
                                         Title: Executive Director

                                         GENERAL ELECTRIC CAPITAL
                                         CORPORATION, as a Lender

                                         By: /s/ Kenneth Li
                                            -----------------------------------
                                         Name: Kenneth Li
                                         Title: Duly Authorized Signatory

                                         WELLS FARGO BANK, N.A.,
                                         as a Lender

                                         By: /s/ David G. James
                                             -----------------------------------
                                         Name: David G. James
                                         Title: Vice President